UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

AUTOLIV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Box 70381 SE-107 24 Stockholm, Sweden

March 23, 2022

Dear Stockholder,

It is my pleasure to invite you to the 2022 Annual Stockholders Meeting of Autoliv, Inc. to be held on Tuesday, May 10, 2022 at 2:00 p.m. Eastern Time.

After conducting purely virtual meetings in 2020 and 2021 due to the continuing public health concerns of the coronavirus outbreak (COVID-19), potential travel restrictions, and guidance from governmental health authorities, we are pleased to invite participants to attend the 2022 Annual Stockholders Meeting in-person if conditions permit. We will also host the meeting virtually via webcast.

Information regarding the matters to be voted upon at this year’s Annual Meeting is included in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided in the Proxy Statement and in the Notice of Internet Availability of Proxy Materials. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release announcing voting results will be published after the Annual Meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2021 is being made available to stockholders with this Proxy Statement. These documents are available at www.autoliv.com.

On behalf of the entire Board of Directors, we hope you will participate in our Annual Meeting.

Sincerely,

Jan Carlson Chairman of the Autoliv, Inc. Board of Directors

Autoliv	1	2022 Proxy Statement

Notice of Annual Stockholders Meeting

Date & Time	Your Vote is Important!
You can submit your vote by:

Tuesday, May 10, 2022	Location	Record Date	Admission
2:00 p.m. Eastern Time	In person at the Royal Park Hotel, 600 E. University Drive, Rochester, MI 48307 and Virtually via webcast at www.meetnow.global/ MAUD2FN	Stockholders as of the close of business on March 15, 2022 are entitled to vote.	Please see the instructions on page 12 of this Proxy Statement.

TO THE STOCKHOLDERS OF AUTOLIV, INC.,

NOTICE IS HEREBY GIVEN that the 2022 Annual Stockholders Meeting of Autoliv, Inc. (“Autoliv” or the “Company”) will be held on Tuesday, May 10, 2022 at the Royal Park Hotel, 600 E. University Drive, Rochester, Michigan, 48307 and virtually via webcast commencing at 2:00 p.m. Eastern Time to consider and vote upon:

1.	Election of eleven (11) directors to the Board of Directors of Autoliv for terms of office expiring on the date of the Annual Stockholders Meeting in 2023 (see page 14 of the accompanying Proxy Statement).

2.	An advisory resolution to approve the compensation of the Company’s named executive officers (see page 71 of the accompanying Proxy Statement).

3.	Ratification of the appointment of Ernst & Young AB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (see page 72 of the accompanying Proxy Statement).

4.	Any other business that may properly come before the Annual Meeting or any continuation, postponement, or adjournment thereof.

The Board of Directors has fixed the close of business on March 15, 2022 as the record date for the Annual Meeting. All stockholders of record as of the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

We intend to conduct the Annual Meeting both in-person and virtually via webcast. Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on March 15, 2022, the record date, or if you are an authorized representative of any such stockholder or beneficial holder. If you plan to attend the meeting in-person or virtually on the Internet, please follow the registration instructions as outlined in this proxy statement.

The meeting will be conducted pursuant to the Company’s Third Restated By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors of Autoliv, Inc.:

Anthony Nellis

Executive Vice President, Legal Affairs;
General Counsel; and Secretary

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2022 Proxy Statement at a Glance

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting at the Annual Meeting.

Annual Meeting of Stockholders

Time and Date:	Tuesday, May 10, 2022; 2 :00 p.m. Eastern Time
Location:	In person at Royal Park Hotel, 600 E. University Drive, Rochester, MI 48307 and Virtually via webcast at www.meetnow.global/MAUD2FN
Record Date:	Stockholders as of the close of business on March 15, 2022 are entitled to vote.
Admission:	Please see the instructions on page 12 of this Proxy Statement.

Meeting Agenda and Voting Matters

Proposal	Board’s Voting Recommendation	Page Reference
1. Election of Directors	FOR EACH NOMINEE	14
2. Advisory Vote to Approve Executive Compensation	FOR	71
3. Ratification of Independent Registered Public Accounting Firm Appointment	FOR	72

PROPOSAL 1
Director Nominees for Election
Name	Age	Director Since	Independent	Committees	Other Current Public Co. Boards
Mikael Bratt	55	2018	No	—	0
Laurie Brlas	64	2020	Yes	ARC, NCGC	3
Jan Carlson	61	2007	No	—	2
Hasse Johansson	72	2018	Yes	ARC	2
Leif Johansson	70	2016	Yes	LDCC, NCGC (Chair)	1
Franz-Josef Kortüm	71	2014	Yes	NCGC	1
Frédéric Lissalde	54	2020	Yes	LDCC (Chair), NCGC	1
Min Liu	42	2019	Yes	ARC	0
Xiaozhi Liu	66	2011	Yes	LDCC	2
Martin Lundstedt	55	2021	Yes	LDCC	1
Ted Senko	66	2018	Yes	ARC (Chair)	1
ARC: Audit and Risk Committee LDCC: Leadership Development and Compensation Committee NCGC: Nominating and Corporate Governance Committee

Autoliv	5	2022 Proxy Statement

Composition of Director Nominees
Our Board Composition
The Autoliv, Inc. Board of Directors reflects an appropriate mix of skills, experience, and qualifications that are relevant to the business and governance of the Company. Each Director has individual experiences that allow them to provide unique perspectives in the boardroom.

Board Diversity Matrix (As of December 31, 2021)

Total Number of Directors: 11

	Female	Male
Part I: Gender Identity
Directors	3	8
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	2
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	8
Two or More Races or Ethnicities

Autoliv	6	2022 Proxy Statement
2

Attendance:	Each director nominee attended at least 80% of the aggregate applicable Board and Committee meetings in 2021.

Governance Highlights:

■    9 of the 11 Director Nominees are independent directors

■     Lead Independent Director of the Board

■    Board committees composed entirely of independent directors

■    Directors elected for one-year terms

■    Average tenure of the nominated Board is five years, with five new directors in the last three years

■    Diverse director backgrounds, professional experiences, and skills

■      Annual Board and committee self-evaluations

■    Non-management directors meet in executive session at least four times a year

■    Stock Ownership Guidelines for Directors and Executive Officers

■    Compliance, operational, and cybersecurity risk oversight by full Board and Committees

■    Company policy against hedging, short-selling, and pledging by Executive Officers and Directors

Social, Environmental and Sustainability Highlights:

■    Close to 35,000 lives saved by our products annually

■    Launched updated climate strategy and long-term climate ambitions covering own operations and our supply chain

■    Adopted Science Based Targets covering both own operations and our supply chain

■    Strengthened Autoliv’s diversity and inclusion agenda by adopting new targets for unconscious bias training and female representation in senior management

■    Further integrated sustainability into supply chain management with, for example, 100% new direct material suppliers sustainability audited and close to 100% response rate to the latest conflict minerals survey

■    Renewed policy and communication around Speaking Up, adopted a broader definition of Speaking Up to better capture opportunities for improvement

Autoliv	7	2022 Proxy Statement

PROPOSAL 2
Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal was supported by approximately 81.7%, 81.1%, and 83.9% of the votes cast in each of 2021, 2020, and 2019, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table, and other tables and disclosures beginning on page 57 of this Proxy Statement for a full discussion of our executive compensation program. The table below highlights the 2021 total direct compensation for each Named Executive Officer.

Named Executive Officer	Salary ($)(1)	Annual Bonus ($)(1)(2)	Stock Awards ($)(1)(3)
Mikael Bratt	1,260,104	1,110,497	841,708
Fredrik Westin	623,363	465,652	249,972
Frithjof Oldorff	617,660	461,392	249,972
Colin Naughton	434,125	324,289	199,978
Kevin Fox	463,500	346,235	199,978
Jennifer Cheng(4)	506,148	417,414	199,978

(1)	Information included in the table above is not intended as a substitute for amounts reflected in the Summary Compensation Table on page 57 of this Proxy Statement.
(2)	For currency exchange rates used, see footnote 1 to the Summary Compensation Table on page 57 of this Proxy Statement.
(3)	These amounts shown represent the full value of the grant, which is significantly different from the value reported for 2021 in the “Stock Awards” column of the Summary Compensation Table on page 57 of this Proxy Statement, which reports the value of RSUs and of one-third of the 2021 PSU grant, in accordance with applicable accounting rules. The Leadership Development and Compensation Committee considers the full value of the grant as reported in this table in its determination of annual compensation.
(4)	Not an executive officer as of November 27, 2021. Excludes compensation received in connection with her retirement.

Autoliv	8	2022 Proxy Statement

Compensation Governance Highlights

■    The Leadership Development and Compensation Committee is composed entirely of independent directors.

■    We have stock ownership guidelines for our executive officers, including the named executive officers, and our non-employee directors.

■    The Leadership Development and Compensation Committee retains an independent consultant who does no other work for the company.

■    The Leadership Development and Compensation Committee reviews total compensation calculations when making compensation decisions.

■    We have consistently used performance stock units (“PSUs”) as part of our compensation program since 2019. PSUs are 75% of the value of long-term equity incentive grants to executives. In 2021, the CEO received 100% of his long-term incentive awards in the form of PSUs.

■    Our equity plan prohibits the repricing of stock options without stockholder approval.

■    Our 2022 Long-Term Incentive Program includes a performance criterion related to the reduction of greenhouse gas emissions.

■    All named executive officers are part of defined contribution retirement solutions in 2022.

■    We amended our compensation recoupment policy to expand the ability of our Board to cancel or recoup certain incentive compensation to our current and former executives.

■    No stock options granted since 2015.

■    The exercise price of options historically granted under our equity plan is never less than the fair market value (as defined in our equity plan) of our stock on the date of grant.

■    Since 2019, all equity granted includes double-trigger acceleration of unvested equity in the event of a qualifying termination following a change in control in which outstanding awards are assumed by a publicly- traded surviving entity, instead of the previous single- trigger acceleration.

■    No U.S. tax code §280G excise tax “gross ups.”

■   The change in control definition contained in our equity plan is not a “liberal” definition that would be activated on only stockholder approval of a transaction.

PROPOSAL 3
Ratification of Independent Registered Public Accounting Firm Appointment

We are requesting that our stockholders ratify the appointment of Ernst & Young AB as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Fees paid to our independent registered public accounting firm over the past two years were as follows:

Type of Fees (Dollars in millions)	2021	2020
Audit Fees	$7.630	$6.891
Audit-Related Fees	$0.231	$0.245
Tax Fees	$0.141	$0.169
All Other Fees	$0.015	$0.015
Total	$8.017	$7.320

Autoliv	9	2022 Proxy Statement

Information Concerning Voting and Solicitation

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) made this Proxy Statement and the Company’s Annual and Sustainability Report for the fiscal year ended December 31, 2021 available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held in-person and virtually via webcast on Tuesday, May 10, 2022 commencing at 2:00 p.m. Eastern Time and at any adjournment thereof (the “2022 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 23, 2022, the approximate date on which this Proxy Statement and proxy card are first being mailed and made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 was publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 22, 2022.

Who Can Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock as of the close of business on March 15, 2022 (the “Record Date”). Each stockholder is entitled to one vote for each share of our common stock held on the Record Date. Our stockholders do not have cumulative voting rights.

Shares Outstanding and Quorum

At the close of business on the Record Date, 87,534,372 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. A majority of our common stock outstanding on the Record Date, present in-person or virtually or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent to you. If you requested printed copies of the proxy materials by mail, or have a printed proxy card, you may also vote by filling out the proxy card and returning it in the envelope provided. You may also vote in-person or electronically at the Annual Meeting.

If you are a beneficial owner of shares held in “street name,” please refer to the instructions provided by your bank, broker, or other nominee for voting your shares. If you wish to vote in-person or electronically at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of shares of our common stock as of the Record Date.

How Your Shares Will Be Voted

If you properly complete your proxy card and send it to the Company prior to the vote at the Annual Meeting, or submit your proxy electronically by Internet or by telephone before voting closes, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board: (i) to elect the director nominees listed in “Election of Directors,” (ii) to approve the compensation of the Company’s named executive officers, and (iii) for the ratification of the appointment of Ernst & Young AB as the Company’s independent registered public accounting firm for the 2022 fiscal year.

Voting on Matters Not in Proxy Statement

The deadlines have passed for stockholders to (i) nominate directors for election to the Board and (ii) for other stockholder proposals to be brought before the Annual Meeting. Thus, only the Company may (i) substitute director nominees or (ii) bring other business before the Annual Meeting. The Company does not plan to substitute any director nominee, and the Company does not intend to raise any matter other than those described in this Proxy Statement at the Annual Meeting.

However, administrative and similar matters can arise at any annual meeting. To address such unforeseen matters, your proxy may exercise his or her discretion and authority to vote on such matters incidental to the conduct of the Annual Meeting only. Note that this authority is limited by applicable law, the proxy rules of the SEC, and the listing rules of the New York Stock Exchange (the “NYSE”).

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Revoking Proxies or Changing Your Vote

You may revoke your proxy and change your vote before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting in person or virtually and voting in person or electronically. However, your attendance at the Annual Meeting either in-person or virtually will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to Autoliv at its mailing address prior to the Annual Meeting.

Voting Rights of Holders of SDRs

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock of the Company underlying their SDRs at the 2022 Annual Meeting as if they directly held the common stock of the Company. Therefore, each holder of SDRs is entitled to one vote for each share of common stock underlying each SDR held on the Record Date. To have their votes counted at the 2022 Annual Meeting, SDR holders must give instructions as to the exercise of their voting rights by proxy or attend the Annual Meeting either in-person or virtually and represent their shares of common stock of the Company underlying the SDRs at the Annual Meeting.

Non-Voting Shares, Abstentions and Broker “Non-Votes”

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions to a proposal, and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Proposals 1 and 2 set forth below. Brokers generally have discretionary authority to vote on Proposal 3 set forth below.

Vote Required to Approve Each Proposal at the Annual Meeting

The following summary describes the vote required to approve each of the proposals at the Annual Meeting.

PROPOSAL 1

Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. However, pursuant to the Autoliv, Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the stockholders, the nominee shall promptly offer his or her resignation to the Board for consideration. A committee consisting of the Board’s independent directors (which will exclude any director who is required to offer his or her resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept or reject the resignation. The Company will publicly disclose the Board’s decision regarding any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. Abstentions and broker non-votes will have no effect on the election of directors.

PROPOSAL 2
The non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining the outcome of the proposal.
PROPOSAL 3

The ratification of the selection of Ernst & Young AB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

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Any other proposal brought before the Annual Meeting (if any) will be decided by a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as a vote against the matter and broker non-votes will have no effect on the outcome of the matter.

Attending the Annual Meeting

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company as of the close of business on the record date and guests of the Company. We intend to conduct the Annual Meeting both in-person and virtually via webcast. However, we may impose additional procedures or limitations on in-person meeting attendees, or we may decide to hold the Annual Meeting entirely online (i.e., a virtual-only meeting), depending on public health and safety concerns and recommendations that public health officials may issue in light of the ongoing COVID-19 situation. We will issue a press release announcing any changes to the Annual Meeting, and we will also announce any changes on our proxy website, located at www.envisionreports.com/ALV. We encourage you to check this website in advance if you plan to attend the Annual Meeting in-person.

To attend the Annual Meeting virtually, please follow these instructions:

Registered Holders

Stockholders that hold shares registered directly with Autoliv’s transfer agent, Computershare, should log in to the virtual Annual Meeting site at www.meetnow.global/MAUD2FN using the 15-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials.

Beneficial Holders

If you hold your shares in “street name” through an intermediary, such as a bank, broker, or other nominee, you will need to register in advance to attend the Annual Meeting. To register you should:

(i)	obtain a proof of proxy power, or “legal proxy”, from the holder of record of your shares (the intermediary, bank, broker, or other nominee); and

(ii)	submit proof of such legal proxy (along with along with your name and email address) by forwarding the email from such intermediary, bank, broker, or other nominee, or attaching an image of your legal proxy, to legalproxy@ computershare.com. Requests for registration should have a subject line of “Autoliv Legal Proxy” and be received no later than 5:00 P.M., Eastern Time, on May 7, 2022.

Upon completion of this process you will receive a confirmation email from Computershare of your assigned 15-digit control number and registration for the Annual Meeting at www.meetnow.global/MAUD2FN.

Holders of Swedish Depository Receipts (SDRs)

SDR holders registered on an account directly at Euroclear or with a Swedish nominee as of the Record Date, will need to register in advance to attend the Annual Meeting.

To register you should send a request for a legal proxy and control number to info@computershare.se. Requests should have a subject line of “Autoliv Legal Proxy” and reference your shareholder ID and the code written on your proxy card, and be received no later than 17:00, Central European Time, on April 29, 2022.

Upon completion of this process you will receive a confirmation email from Computershare of your assigned control number and registration for the Annual Meeting no later than 23:00. Central European Time, on May 9, 2022.

Asking Questions at the Annual Meeting

Questions may be submitted during the Annual Meeting in-person and through the virtual Annual Meeting site after logging in with the control number. We encourage stockholders who will attend the Annual Meeting virtually to submit questions in advance of the Annual Meeting, preferably by 6:00 P.M., Eastern Time on May 9, 2022.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct.

Autoliv	12	2022 Proxy Statement

Principal Executive Offices

The Company’s mailing address is Box 70381, SE-107 24 Stockholm, Sweden, and its principal executive offices are located at Klarabergsviadukten 70, Section B, 7th floor, Stockholm, Sweden SE-111 64. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company, on behalf of the Board, is soliciting the proxies and will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies. Certain directors, officers, and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail. The Company has retained Georgeson LLC to assist in the solicitation of proxies for a fee of $16,000 plus expenses and Computershare AB for a fee of SEK 105,000, or approximately $11,000, plus expenses.

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Proposal 1 – Election of Directors

The Company’s Third Restated By-Laws (the “By-Laws”) provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board has currently fixed the size of the Board at eleven members.

Mikael Bratt, Laurie Brlas, Jan Carlson, Hasse Johansson, Leif Johansson, Franz-Josef Kortüm, Frédéric Lissalde, Min Liu, Xiaozhi Liu, Martin Lundstedt, and Ted Senko, whose present terms will expire at the time of the Annual Meeting, are nominees for election at the 2022 Annual Meeting. Ms. Min Liu has been nominated by the Board to be re-elected at the 2022 Annual Meeting pursuant to the terms of a Cooperation Agreement between the Company and Cevian Capital II GP Limited (“Cevian”), and its affiliates (the “Cooperation Agreement”). Pursuant to the terms of the Cooperation Agreement, Ms. Min Liu will offer her resignation from the Board if Cevian no longer owns at least 8% of the then-outstanding shares of common stock of the Company. The Cooperation Agreement is described in further detail in the section entitled “Agreements with Stockholders - Cooperation Agreement with Cevian Capital II GP Limited” below.

If elected, the above nominees would serve until the 2023 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal, or death. If any director nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, either the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Nominees for Directors at the 2022 Annual Meeting

DIRECTOR SINCE: 2018 AGE: 55

Mikael Bratt

Mikael Bratt, age 55, has been a director of Autoliv since September 2018 and has served as Autoliv’s President and Chief Executive Officer since June 29, 2018. Mr. Bratt previously served as President, Passive Safety from May 2016 until his promotion. In September 2020, Mr. Bratt joined the board of directors of Höganäs AB, a private Swedish metal powders company. Prior to joining Autoliv, Mr. Bratt spent approximately 30 years with the Volvo Group, a Swedish multinational automotive manufacturing company, including most recently as EVP Group Trucks Operations, part of the group executive management team since 2008, in which role he managed a team of 35,000 people, 50 factories, 60 distribution centers and an annual turnover of approximately $18 billion. Prior to this, he served as Chief Financial Officer of the Volvo Group. Mr. Bratt studied business administration at the University of Gothenburg, Sweden.

The Board believes Mr. Bratt’s years of experience with Autoliv and the automotive industry, including his current role as President and Chief Executive Officer, and his extensive knowledge of the Company, its operations, business, and industry support his re-election to the Board.

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DIRECTOR SINCE: 2020 AGE: 64

Laurie Brlas

Laurie Brlas, 64, joined the Company’s Board on August 1, 2020 and is a member of the Audit and Risk Committee and the Nominating and Corporate Governance Committee. In December 2016, Ms. Brlas retired from Newmont Mining Corporation (“Newmont”), a mining industry leader in value creation and sustainability. Ms. Brlas joined Newmont in 2013 and served as Executive Vice President and Chief Financial Officer until October 2016. From 2006 through 2013, Ms. Brlas held various positions of increasing responsibility with Cliffs Natural Resources, most recently she served as Chief Financial Officer and then as Executive Vice President and President, Global Operations. Prior to that, Ms. Brlas served as Senior Vice President and Chief Financial Officer of STERIS Corporation from 2000 through 2006 and from 1995 through 2000, Ms. Brlas held various positions of increasing responsibility with Office Max, Inc. Most recently Ms. Brlas served as Senior Vice President and Corporate Controller. Ms. Brlas currently serves on the Board of Directors of Albemarle Corporation, a specialty chemical company, Graphic Packaging Holding Company, a global packaging solutions company, and Constellation Energy Corporation, a power generation and customer-facing retail energy business. In the prior five years, Ms. Brlas previously served on the Board of Directors of Perrigo Company PLC, a global healthcare company, from 2003 until May 2019; Calpine Corp., an energy company, from 2016 until 2018; and Exelon Corporation, a Fortune 100 power company, from 2018 until January 2022 when she joined the board of directors of its spinoff, Constellation Energy Corporation.

The Board believes Ms. Brlas’s financial expertise and extensive experience with public company management support her re-election to the Board.

DIRECTOR SINCE: 2007 AGE: 61

Jan Carlson

Jan Carlson, age 61, has been a director of Autoliv since May 2007 following his appointment as President and Chief Executive Officer of Autoliv on April 1, 2007 after serving in various executive positions with the company beginning in 1999. He has been Chairman of the Board since May 2014. Mr. Carlson served as President and Chief Executive Officer until resigning upon the completion of the spin-off of Veoneer, Inc. from the Company on June 29, 2018, at which time he became President and Chief Executive Officer of Veoneer, Inc. Since the completion of the spin-off, Mr. Carlson has also served as Chairman of the Board of Directors of Veoneer, Inc. Mr. Carlson has served as a member of the Board of Telefonaktiebolaget LM Ericsson since February 2017. Mr. Carlson served on the board of directors of BorgWarner Inc., a product leader in highly engineered components and systems for vehicle powertrain applications worldwide, from July 2010 until May 2020. In addition, Mr. Carlson served on the board of Trelleborg AB from 2013 through 2017. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physics and Electrical Engineering from the University of Linköping in Sweden.

The Board believes that through his many years of experience with Autoliv, including his former role as President and Chief Executive Officer, and the automotive industry in general Mr. Carlson brings extensive knowledge of the Company, its operations, business, and industry to the Board, which support his re-election to the Board.

Autoliv	15	2022 Proxy Statement

DIRECTOR SINCE: 2018 AGE: 72

Hasse Johansson

Hasse Johansson, age 72, has been a director of Autoliv since March 2018 and is a member of the Audit and Risk Committee. Since 2010, Mr. Johansson has been managing director of Johansson Teknik & Form AB, a technology consulting company which he founded. From 2001 to 2009, Mr. Johansson was the Executive Vice President of Research & Development at Scania, a major automotive industry manufacturer of heavy trucks, buses, and other commercial vehicles. Prior to his time at Scania, Mr. Johansson worked for nearly 20 years at Mecel AB, an automotive software and systems development company he co-founded and in 1994 became a wholly-owned subsidiary of Delphi Corporation. Mr. Johansson currently serves as a member of the boards of directors of DevPort AB and Swedish Electromagnet Investment AB, which are both Swedish public companies. Mr. Johansson previously served as a member of the boards of directors of Electrolux AB (2008- April 2020) and PowerCell AB (2018- April 2020). Additionally, Mr. Johansson is a member of the Business Executives Council of the Royal Swedish Academy of Engineering Sciences.Mr. Johansson holds a Master of Science in Electrical Engineering from Chalmers University of Technology in Gothenburg, Sweden and holds more than 20 patents in combustion engine control and automotive electronics.

The Board believes Mr. Johansson’s prolific technical background in automotive and other industries, combined with his extensive board experience, support his re-election to the Board.

DIRECTOR SINCE: 2016 AGE: 70

Leif Johansson

Leif Johansson, age 70, has been a director of Autoliv since February 2016, and is a member of the Leadership Development and Compensation Committee and Chair of the Nominating and Corporate Governance Committee. From 1997 to 2011, Mr. Johansson served as President and Chief Executive Officer of the Volvo Group. Before joining Volvo, Mr. Johansson held various positions at AB Electrolux, and served as its President and Chief Executive Officer from 1994 to 1997. Mr. Johansson is the Chairman of the Board of Astra Zeneca PLC, a position he has held since June 2012, and he previously served as Chairman of the Board of Telefonaktiebolaget LM Ericsson between 2011 and March 2018 and on the Board of SCA AB, a Swedish public company from 2010-2016. In addition to his service on public company boards, Mr. Johansson is a board member of Ecolean AB (a private corporation), a member of the Royal Swedish Academy of Engineering Science, a board member of the European Round Table of Industrialists, a Delegate of the China Development Forum, and a member of the Council of Advisors of the Boao Forum for Asia. Mr. Johansson holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

The Board believes that Mr. Johansson’s extensive executive and directorial experience on several international companies in the automotive, manufacturing and technology industries, combined with the knowledge gained through his service on various industry, economic and advocacy organizations, support his re-election to the Board.

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DIRECTOR SINCE: 2014 AGE: 71

Fanz-Josef Kortüm

Franz-Josef Kortüm, age 71, has been a director of Autoliv since March 2014, the Lead Independent Director since May 2021, and is a member of the Nominating and Corporate Governance Committee. Prior to joining Autoliv, Mr. Kortüm was Chief Executive Officer of Webasto SE, a producer of automobile roof systems and climate control systems for automobiles, boats, and other vehicles, from 1998 to 2012, after joining the company in 1994. Mr. Kortüm was Chief Executive Officer of Audi AG from 1993 to 1994 and, prior to joining Audi, had a 16-year career with what is today Daimler AG in a variety of positions. In addition to his extensive management experience, Mr. Kortüm served as Vice Chairman of the Supervisory Board of Webasto SE since 2013 and as its Chairman since 2018 until August 2020,as a Member of the Advisory Board of Brose Fahrzeugteile GmbH & Co. KG since 2005 and as its Chairman since 2013, as a Member of the Supervisory Board of Wacker Chemie AG, a German public company, and Chair of its Audit Committee since 2003, and as a Member of the Supervisory Board of Schaeffler AG from 2010 to March 2014. From 2004 to 2012, Mr. Kortüm was a Member of the Managing Board of the VDA (German Association of the Automotive Industry). Mr. Kortüm has an MBA- equivalent degree in Business Administration from the University of Regensburg in Germany.

The Board believes that Mr. Kortüm brings a breadth of knowledge and skills related to the automotive industry to the Board. In addition, his corporate governance experience gained through his service on other boards support his re-election to the Board.

DIRECTOR SINCE: 2014

DIRECTOR SINCE: 2020 AGE: 54

Frédéric Lissalde

Frédéric Lissalde, age 54, has been a director of Autoliv since December 2020 and is the Chair of the Leadership Development and Compensation Committee and is a member of the Nominating and Corporate Governance Committee. Mr. Lissalde is President, Chief Executive Officer, and a member of the board of directors of BorgWarner Inc. since August 2018. Mr. Lissalde has held positions of increasingly significant responsibility during his career with BorgWarner since he joined in 1999. He previously served as Executive Vice President and Chief Operating Officer and before that, President and General Manager of BorgWarner Turbo Systems. Prior to joining BorgWarner, Mr. Lissalde held positions at Valeo and ZF in several functional areas in the United Kingdom, Japan, and France. Mr. Lissalde holds a Master’s of Engineering degree from ENSAM - Ecole Nationale Supérieure des Arts et Métiers - Paris, and an MBA from HEC Paris. He is also a graduate of executive courses at INSEAD, Harvard, and MIT.

The Board believes that Mr. Lissalde’s deep experience in the automotive industry as well as his experience with companies and institutions around the globe support his re-election to the Board.

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DIRECTOR SINCE: 2020 AGE: 42

Min Liu

Min Liu, age 42, has been a director of Autoliv since May 2020 and is a member of the Audit and Risk Committee. She is a Vice President of Cevian Capital AG, an affiliate of Cevian Capital II GP Limited (“Cevian”) and has been nominated to the Board pursuant to the Cooperation Agreement between Cevian and the Company. Since September 2015, Ms. Liu has been responsible for fundamental research on a variety of European companies in her role at Cevian. Prior to this role, Ms. Liu held several positions of increasing responsibility with The Boston Consulting Group, a global management consulting firm, in Germany between September 2004 and July 2015. Last serving as Principal, she led multiple projects in a broad set of industries, including the automotive sector. Ms. Liu has an MBA from Stanford University in addition to bachelor’s and master’s degrees in business information technology from Goettingen University. Because of Ms. Liu’s relationship with Cevian, Cevian may be deemed to be an affiliate of the Company.

The Board believes that Ms. Liu’s financial expertise and exposure to a wide variety of large, global industrial companies through her investment research and management experience support her re-election to the Board.

DIRECTOR SINCE: 2011 AGE: 66

Xiaozhi Liu

Xiaozhi Liu, age 66, has been a director of Autoliv since November 2011 and is a member of the Leadership Development and Compensation Committee. In April 2019, Dr. Liu joined the boards of directors of Anheuser-Busch InBev SA/NV and Johnson Matthey PLC. She previously served as an independent director of Fuyao Glass Industry Group, a public company listed in Shanghai and Hong Kong, from October 2013 until October 2020. Dr. Liu began her career in the automotive industry in General Motor’s (“GM”) Delphi operations and has since worked in various executive positions in Germany, China and the U.S., where she rose to the position of Director of Electronics, Controls & Software for GM in Detroit, Chief Engineer and Chief Technology Officer of GM in China and Chairman and Chief Executive Officer of GM Taiwan. Between 2005 and 2006, she was the Chief Executive Officer and Vice Chairman of Fuyao Glass Industry Group Co. Ltd. In 2007, she became the President and Chief Executive Officer of NeoTek China, a supplier of automotive chassis and transmission parts, and served as Chairman of the company’s board of directors from 2008 through 2011. In 2009, she founded, and is the Chief Executive Officer of, her own company, ASL Automobile Science & Technology (Shanghai) Co., Ltd., which introduces and implements globally advanced technologies to Chinese companies. She has a Ph.D. and master’s degree in Chemical Engineering and Electrical Engineering, respectively, from Friedrich-Alexander University in Erlangen-Nuremburg, Germany and a bachelor’s degree in Electrical Engineering from the Jiaotong University in Xian, China.

The Board believes that Dr. Liu brings a unique and valuable set of skills to the Board, based on a combination of her global experience in engineering and technology in Asia, North America, and Europe with her extensive management experience in the automotive industry. Dr. Liu’s knowledge and experience supports her re-election to the Board.

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DIRECTOR SINCE: 2021 AGE: 55

Martin Lundstedt

Martin Lundstedt, age 55, has been a director of Autoliv since May 2021 and is a member of the Leadership Development and Compensation Committee. He has served as President of AB Volvo, Chief Executive Officer of the Volvo Group, and a member of the Group Executive Board since October 2015. Before joining Volvo, Mr. Lundstedt held various positions at Scania since 1992, and served as its President and Chief Executive Officer from 2012 to 2015. Mr. Lundstedt is the Chairman of the Board of Permobil AB, a private Swedish company focused on developing advanced medical technology. Until 2021, he was a member of the Board of Directors of Concentric AB, a public Swedish company that is a leading global pump manufacturer. In addition to his service on public and private company boards, he is also a member of the Board of the European Automobile Manufacturers Association (ACEA), a Member of the Royal Swedish Academy of Engineering Sciences (IVA), and a Member of the European Round Table of Industry (ERT). He was also Co-Chairman of the UN Secretary-General’s High-Level Advisory Group on Sustainable Transport from 2015-2016. Mr. Lundstedt holds a Master of Science degree from Chalmers University of Technology in Gothenburg, Sweden.

The Board believes that Mr. Lundstedt’s deep experience in the automotive industry as well as his experience with companies and institutions around the globe support his re-election to the Board.

DIRECTOR SINCE: 2018 AGE: 66

Thaddeus J. “Ted” Senko

Thaddeus J. “Ted” Senko, age 66, has been a director of Autoliv since March 2018 and is the Chair of the Audit and Risk Committee. Prior to joining the Autoliv Board of Directors, Mr. Senko had an extensive career at KPMG LLP, a multinational professional services and accounting firm, from 1978 to 2017, providing enterprise risk management, compliance, and audit services to various public companies. At KPMG, he served as Audit Partner and SEC Reviewing Partner for eight years, Chief Audit Executive for four years, Global and National Partner in Charge of Internal Audit, Risk & Compliance Services for eight years, and was the initial leader of KPMG’s ESG practice for two years. Mr. Senko is a member of the board of directors of Lightning eMotors Inc. and serves as the Audit Committee Chairman. He is also a member of the Compensation Committee and Finance and Investment Committee. In August 2021, Mr. Senko became a member of the board of directors of USA Rare Earth, LLC, a private company. Mr. Senko served on the Board of Duquesne University, a private university with approximately 10,000 students, from 2007 to 2016, chairing the Audit and Finance Committee and serving on the Executive and University Advancement Committee. Mr. Senko continues to serve on the university’s Business Advisory Council. Mr. Senko received a bachelor’s degree in business administration from Duquesne University.

The Board believes Mr. Senko’s financial, regulatory and risk expertise, experience in various auditing leadership roles and exposure to a wide variety of large audit clients within the global business community support his re-election to the Board.

THE BOARD RECOMMENDS A VOTE “FOR” EACH NOMINEE.

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Corporate Governance

Stockholder Engagement Efforts

The Company engages with the Company’s stockholders throughout the year to ensure that management and the Board understand and consider the issues that matter most to them, to solicit their views and feedback on various matters, and to provide perspective on the Company’s policies and practices. During 2021, members of the Company’s management met with certain of the Company’s stockholders after each quarterly report to listen to their concerns and positions on a variety of topics, including performance, strategy, capital allocation, corporate governance, compensation, environmental and sustainability efforts, and other matters. Management met with more than 600 investors in 2021.

Sustainability Governance

The ultimate oversight for the company’s sustainability activities lies with the Board of Directors. The Board sets the direction for the sustainability activities and regularly monitors progress of Autoliv’s sustainability strategy through its Nominating and Corporate Governance Committee. The Board reviews and approves annually the combined Annual and Sustainability Report and approves Autoliv’s Modern Slavery Act Statement and the Code of Conduct. Implementation responsibility for sustainability lies with the Executive Management Team (“EMT”). EMT has appointed a Sustainability Board charged with providing direction and oversight. The Sustainability Board consists of the CEO and other EMT members and meets at a minimum on a quarterly basis. The Sustainability Board reviews and approves Autoliv’s sustainability strategy as well as its annual and long-term plans, targets and policies for key topics, and monitors implementation. Responsibility for execution on sustainability activities and targets lies with the line organization and is regularly monitored through management reporting. According to Autoliv’s Key Behaviors, we expect every employee to take ownership on sustainability topics by proactively contributing with improvement ideas as well as by following company policies and standards.

Sustainability risks such as product safety, climate change, environmental compliance, water scarcity, health and safety and other labor rights, business ethics and supply chain sustainability are included in the overall risk management framework and regularly assessed how they relate to business risks such as legal proceedings, regulatory changes, contingent liabilities, supply chain disruptions and operational disruptions.

Sustainability Program

Guided by our vision of Saving More Lives, the Company’s mission is to provide world class, life-saving solutions for mobility and society. Sustainability is an integral part of our business strategy and a fundamental driver for market differentiation and stakeholder value creation, helping to ensure that our business will continue to thrive and contribute to sustainable development in the long term. To truly be a driving force in sustainable mobility we systematically consider and manage all material positive and negative impacts of our business, operations and products on society and the environment, and manage key risks in our supply chain. We also engage with our customers to ensure that we are part of driving the transition to low-carbon mobility, thus realizing new business potential.

The Company’s sustainability approach is based on four focus areas, each consisting of broad ambitions and more specific short-term targets. Applying the double materiality principle, these areas represent the strongest links to business risks and opportunities as well as impacts on key stakeholder groups, society and the environment. All areas represent global challenges where we believe that our work can make a positive difference, through our ways of working or by inspiring and collaborating with others.

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Autoliv’s core business and sustainability work contributes to the realization of a number of United Nations Sustainable Development Goals (SDGs). Our core business directly contributes to reducing the number of road fatalities (SDG 3) and making transportation systems safer for everyone, including vulnerable road users (SDG 11). We actively support research and knowledge sharing that benefits developing markets (SDG 17). Our climate agenda will over time not only greatly reduce our own negative environmental impact (SDG 9, SDG 13) but help drive green innovation (SDG 12)  among materials suppliers, vehicle manufacturers and energy providers (SDG 7). By proactively managing health and safety risks and labor rights (SDG 8), promoting diversity and inclusion (SDG 5) and holding all employees to the highest degree of ethical business standards (SDG 16), we lay the foundation for a high-performing organization where everyone has the means to speak up and drive improvement.

Autoliv is committed to providing world-class life-saving solutions and improving safety for mobility and society. We encourage you to learn more about our activities and progress during 2021 by reading the Autoliv Annual and Sustainability Report 2021. You may find this and previous annual sustainability reports on our website at www.autoliv.com.

Board Independence

The Board believes that generally it should have no fewer than seven and no more than eleven directors absent special circumstances.

The Board has determined that all the director nominees, except Messrs. Bratt and Carlson, are independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. In making its independence determinations, the Board reviewed (i) information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director, (ii) Company records and (iii) publicly available information. In this regard, the Board considered the following relationships:

■	Mr. Bratt is not independent because he is a current officer of the Company.

■	Mr. Carlson is the President, Chief Executive Officer and Chairman of the Board of Directors of Veoneer, Inc. which is a supplier to the Company. In 2021, the amount of products purchased from Veoneer exceeded 2% of Veoneer’s 2021 gross revenues. The Board has determined that Mr. Carlson is not independent.

■	Mr. Lundstedt is the President of Volvo AB and the Chief Executive Officer of The Volvo Group, a global truck and commercial vehicle manufacturer, and Autoliv is a supplier to The Volvo Group. The amount received from The Volvo Group did not exceed the greater of $1 million or 2% of The Volvo Group’s consolidated gross revenues. The Board of Directors has determined that Mr. Lundstedt is an independent director.

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Other than as set forth above, the Board has determined that none of the independent directors has a relationship with the Company other than as a director and/or stockholder of the Company or a director of another company.

Retirement Age Policy and Director Tenure

It is the general policy of the Company that a director who has attained the age of 75 years during his or her term will not stand for re-election at the next annual meeting of stockholders. The Board of Directors may grant a waiver for a director to stand for re-election and if such a waiver is granted, the reasons for that waiver will be disclosed in the relevant proxy statement. No such waiver has been granted for any of the directors of the Board.

For each director nomination recommendation, the Nominating and Corporate Governance Committee considers the issue of continuing director tenure and takes steps as may be appropriate to ensure that the Board maintains an openness to new ideas and a willingness to critically re-examine the status quo. An individual director’s repeated nomination is dependent upon such director’s performance evaluation, as well as a suitability review, each to be conducted by the Nominating and Corporate Governance Committee regarding each director nomination recommendation. The average tenure of the directors nominated for election at the Annual Meeting measured since first appointment is five years and the median tenure is four years, with five new directors within the last three years.

Board Leadership Structure and Risk Oversight

Board Leadership

The Board is responsible for selecting the Company’s Chairman of the Board (the “Chairman”) and Chief Executive Officer (the “CEO”). The Corporate Governance Guidelines permit the Board to determine the most appropriate leadership structure for the Company at any given time and give the Board the ability to choose a Chairman that it deems best for the Company. The Board periodically evaluates the Company’s leadership structure to determine what structure is in the best interests of the Company and its stockholders based on the current circumstances and needs of the Company.

The Board currently has a non-independent, non-CEO Chairman and a Lead Independent Director. The CEO and Chairman roles have been separated since June 2018 when Mr. Carlson stepped down as CEO of Autoliv to become the CEO of Veoneer. The Board determined in 2018 that a separate Chairman and CEO and a lead independent director, with Mr. Carlson as the Chairman, was the appropriate leadership structure for the Company. The Board continues to believe it is in the Company’s best interests for Mr. Carlson to serve as Chairman because his familiarity with the Company’s business enables him to effectively lead the Board in its discussion, consideration, and execution of the Company’s strategy.

The Board believes that having Mr. Carlson serve as a non-independent Chairman is appropriately balanced by the designation of a Lead Independent Director. In May 2021, the Board appointed Franz-Josef Kortüm as Lead Independent Director to serve as the principal liaison between the Chairman and the other independent directors and

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to provide independent leadership of the Board’s affairs on behalf of the Company’s stockholders. Mr. Kortüm presides over the executive sessions of the independent directors. The duties of the Lead Independent Director include, but are not necessarily limited to, the following:

■	Presides at all meetings of the Board at which the Chairman is not present, including chairing executive sessions of the independent directors;

■	Serves as liaison between the independent and non-management directors and the Chairman;

■	Has the authority to call meetings of the independent and non-management directors;

■	Approves meeting agendas of the full Board after they are prepared by the Chairman, assures that there is sufficient time for discussion of all agenda items, and facilitates approval of the number and frequency of Board meetings;

■	Is regularly apprised of inquiries from stockholders and involved in correspondence responding to these inquiries when appropriate, and if requested by stockholders, ensures that he or she is available, when appropriate, for consultation and direct communication;

■	Assists the Nominating and Corporate Governance Committee in its annual evaluation of the Chairman’s effectiveness, including an annual evaluation of his or her interactions with the directors and ability to provide leadership and direction to the full Board; and

■	Approves information sent to the Board, including the quality and timeliness of such information.

Risk Oversight

The Board has overall responsibility for the oversight of risk management of the Company with various aspects of risk oversight delegated to its committees. In its meetings, the Board receives reports from various Board committees and management, including the CEO, the CFO, and General Counsel regarding the main strategic, operational, and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks. Additionally, the Board will receive periodic risk-related updates from other members of management as necessary. Below is a summary of the key risk oversight responsibilities that the Board has delegated to its committees.

■	Audit and Risk Committee: In May 2021, the Risk and Compliance Committee was folded into the Audit Committee and the combination became the Audit and Risk Committee. The Audit and Risk Committee is responsible for (i) monitoring financial risk and discussing risk oversight and management as part of its obligations under the NYSE’s listing standards; (ii) reviewing the Company’s disclosure controls and procedures, including those related to internally and externally disclosing cybersecurity risks and incidents; (iii) monitoring legal and regulatory risks and other compliance risks, including those related to ethics practices and information technology and security; and (iv) routine oversight of the Company’s risk management framework and practices with at least semi-annual reports to the Board.

■	Leadership, Development, and Compensation Committee: The Leadership Development and Compensation Committee oversees the Company’s succession planning programs and policies related to recruiting, retaining, and developing management. The Leadership Development and Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, to determine whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Leadership Development and Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and the Company’s compensation recoupment policy. The Leadership Development and Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company. For additional information regarding compensation risk, see page 52 of this Proxy Statement.

■	Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee oversees our risk related to corporate governance practices and procedures, director independence, and related party transactions, director succession planning and board composition, and sustainability, social, ethical, and environmental activities.

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Board Meetings

The Board met four times during the year ended December 31, 2021. The Board also acted by written consent five times during the year. All directors serving during 2021 participated in at least 80% of the total number of meetings of the Board and committees on which they served. Following each of the meetings of the full Board, the independent directors met in executive session without management participating, for a total of four times in 2021.

Board Compensation

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or its committees. Non-employee directors receive an annual board retainer and the non-employee Chairman of the Board also receives a supplemental annual retainer as described below. The committee chairs and the Lead Independent Director receive compensation in addition to the standard non-employee director retainer.

The Non-Employee Director Compensation Policy provides (i) for payments in advance, rather than in arrears, for a service year that runs from annual meeting to annual meeting, and (ii) that more than one-half of the annual base retainer will be paid in the form of restricted stock units (RSUs), rather than fully-vested shares of stock, which RSUs will be granted on the date of the annual meeting and will vest on the earlier of (a) date of the next annual meeting, or (b) the one-year anniversary of the grant date.

The Non-Employee Director Stock Ownership Policy requires each non-employee director to acquire and hold shares of the Company’s common stock or SDRs in an amount equivalent to five times the cash component of the annual Board retainer. A non-employee Chairman is required to acquire and hold shares equivalent to five times the cash component of the Board retainer and the cash component of the Non-Employee Chairman annual supplement retainer. All non- employee directors serving since 2017 meet the target. All directors appointed in 2018 onward have six years to reach the ownership targets.

Compensation levels for the non-employee directors elected in 2021 are as follows:

Annual Base Retainer	Cash	Restricted Stock Units (Grant Date Value)
All Non-Employee Directors	$120,000	$140,000
Annual Supplemental Retainers
Non-Employee Chairman	$75,000	$75,000
Lead Independent Director	$40,000	—
Audit and Risk Committee Chair	$30,000	—
Leadership Development and Compensation Committee Chair	$20,000	—
Nominating and Corporate Governance Committee Chair	$20,000	—

Non-employee directors can elect to defer payment of a pre-determined percentage of their equity compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2021, none of the directors elected to defer any of his or her equity compensation.

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2021 for services rendered as members of the Board.

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2021 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)(1)(2)
Jan Carlson	195,000	215,000	410,000
Laurie Brlas	120,000	140,000	260,000
Hasse Johansson	120,000	140,000	260,000
Leif Johansson	140,000	140,000	280,000
David Kepler(4)	46,666	0	46,666
Franz-Josef Kortüm	146,666	140,000	286,666
Frédéric Lissalde	133,333	140,000	273,333
Min Liu	120,000	140,000	260,000
Xiaozhi Liu	120,000	140,000	260,000
Martin Lundstedt	70,000	140,000	210,000
James Ringler(4)	60,000	0	60,000
Ted Senko	150,000	140,000	290,000
(1)	The cash portion of director compensation is set in USD and converted to each director’s local currency, as applicable, at the then-current exchange rate on the quarterly date of payment. Reflects compensation earned for the calendar year.
(2)	Reflects the grant date fair value calculated in accordance with FASB Topic 718 of restricted stock units which vest in one installment on May 10, 2022 (which is the earlier of the one year anniversary of the grant date or the 2022 annual meeting of stockholders), subject to the non-employee director’s continued service on the vesting date, subject to certain exceptions.
(3)	As of December 31, 2021, each of our non-employee independent directors held 1,474 unvested RSUs.
(4)	Did not stand for re-election at 2021 Annual Stockholders Meeting.

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Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted:

■	Corporate Governance Guidelines to guide the Board in the exercise of its responsibilities.

■	Code of Conduct that apply to all employees of the Company and to members of the Board (the “Code”).

The Company has also adopted a written policy regarding related person transactions (the “Related Person Transactions Policy”), which is part of the Code. The Company’s Corporate Governance Guidelines, the Code, the Related Person Transactions Policy, and any amendments or waivers related thereto, are posted on the Company’s website at www.autoliv.com – About Us – Governance – Ethics and Policies, and can also be obtained from the Company in print by request using the contact information below.

Policy on Attending the Annual Meeting

Under the Company’s Corporate Governance Guidelines, the Company’s policy is for all directors to attend the Annual Meeting. All directors elected at the 2021 annual meeting of stockholders participated in the 2021 annual meeting of stockholders.

Related Person Transactions

As a general matter, the Company prefers to avoid related person transactions (as defined below). The Company recognizes, however, that certain related person transactions may not be inconsistent with the best interests of the Company and its stockholders. The Company’s policy is that all related person transactions must be reviewed and pre-approved by the Audit and Risk Committee. As provided in the Related Person Transactions Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any “Related Person” (as defined in the Related Person Transactions Policy) had, has or will have a direct or indirect material interest with certain exceptions. In determining whether to approve a related person transaction, the Audit and Risk Committee considers all of the known relevant facts and circumstances, including the benefit of the transaction to the Company, the terms of the agreement with the Related Person, the possible impact on a director’s independence, the availability of other sources for goods or services comparable to those provided by the Related Person, and any other information regarding the transaction or the Related Person that may be material.

Transactions with Veoneer relating to the Spin-Off

On June 29, 2018, Autoliv completed the spin-off of its former Electronics business, Veoneer, Inc. (“Veoneer”) to the Company’s stockholders, resulting in Autoliv and Veoneer being two independent, publicly-traded companies. As discussed above, Mr. Carlson, who was the CEO of Autoliv prior to the spin-off, is now a non-employee director and the Chairman of the Board of the Company and is also the Chief Executive Officer and Chairman of the Board of Directors of Veoneer. Since Mr. Carlson is a related person of the Company, certain transactions between the Company and Veoneer are considered related person transactions that were approved by the Audit Committee at the time and require disclosure pursuant to Section 404(a) of Regulation S-K.

Relating to the spin-off and the internal reorganization of Autoliv that was completed in advance of the spin-off to transfer the Electronics business to Veoneer.

Distribution Agreement: Relating to the internal reorganization, Autoliv and Veoneer entered into a Master Transfer Agreement, which was amended and restated effective as of the spin-off (the “Distribution Agreement”). The Distribution Agreement governs certain transfers of assets and assumptions of liabilities by each of Veoneer and Autoliv and the settlement or extinguishment of certain liabilities and other obligations among the companies. Substantially all the assets and liabilities associated with the separated Electronics business were retained by or transferred to Veoneer or its subsidiaries and all other assets and liabilities were retained by or transferred to Autoliv or its subsidiaries. The Distribution Agreement also provided the principal corporate transactions required to effect the spin-off, certain conditions to the spin-off and provisions governing the relationship between us and Autoliv with respect to and resulting from the completion of the spin-off. The Distribution Agreement also provides for indemnification obligations designed to make the Company financially responsible for substantially all liabilities that may exist relating to its business activities, whether incurred prior to or after the completion of the internal reorganization, as well as those obligations of Autoliv assumed by us pursuant to the Master Transfer Agreement; provided, however, certain warranty, recall and product

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liabilities for Electronics products manufactured prior to the completion of the internal reorganization were retained by Autoliv and Autoliv will indemnify Veoneer for any losses associated with such warranty, recall, or product liabilities. At December 31, 2021, Autoliv’s indemnification liabilities under the Distribution Agreement are approximately $9.5 million.

Employee Matters Agreement: The Employee Matters Agreement governs Autoliv’s and Veoneer’s compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company. Autoliv will be responsible for liabilities associated with Autoliv allocated employees and liabilities associated with former employees and Veoneer will be responsible for liabilities associated with Veoneer allocated employees, but Autoliv will retain and continue to be responsible for certain post-retirement liabilities relating to plans sponsored by Autoliv. The Employee Matters Agreement provided for the conversion of the outstanding awards granted under the Autoliv equity compensation programs into adjusted awards relating to both shares of Autoliv and Veoneer common stock.

Tax Matters Agreement: The Tax Matters Agreement governs the respective rights, responsibilities and obligations of Autoliv and Veoneer with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. The agreement also specifies the portion, if any, of this tax liability for which Veoneer will bear responsibility and provides for certain indemnification provisions with respect to amounts for which they are not responsible. In addition, under the agreement, each party is expected to be responsible for any taxes imposed on Autoliv that arise from the failure of the Spin-offs and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes.

Other Transactions with Veoneer

Supply/Service Agreements. We entered into certain direct purchase and applications engineering agreements with Veoneer after the spin-off. In 2021, Veoneer charged Autoliv an aggregate of approximately $0.2 million for engineering services and $69.4 million for products, and Autoliv charged Veoneer an aggregate of approximately $0.6 million for engineering services, under these commercial agreements.

Sublease Agreement: Pursuant to a sublease agreement, a subsidiary of Veoneer subleased office space from a Company subsidiary. The sublease ended in 2021. The value of this sublease to the Company was $104,000 over the duration of the term based on year-end 2021 exchange rates between the US Dollar and the Swedish krona.

Agreements with Stockholders

Cooperation Agreement with Cevian

On March 1, 2019, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with Cevian Capital II GP Limited (“Cevian”), pursuant to which the Company agreed to nominate Ms. Min Liu for election to the Board at the 2019 annual meeting of stockholders. The Company agreed to nominate Ms. Min Liu or a replacement designee of Cevian at future annual meetings of Autoliv to elect directors, subject to the terms and conditions of the Cooperation Agreement.

The nomination of Ms. Min Liu for election at the 2022 annual meeting of stockholders and her inclusion on future slates of directors during the Standstill Period (defined below) is conditioned upon Cevian owning at least 8% of the outstanding shares of common stock of the Company. Ms. Min Liu will offer her resignation from the Board if Cevian no longer owns at least 8% of the then-outstanding shares of common stock of Autoliv.

Under the terms of the Cooperation Agreement, Cevian agreed to certain standstill restrictions including restrictions on Cevian (i) acquiring more than 19.9% of the common stock of Company, (ii) soliciting or granting proxies to vote shares of the Company’s common stock, (iii) initiating stockholder proposals for consideration by the Company’s stockholders, (iv) nominating directors for election to the Board, (v) making public announcements or communications regarding a plan or proposal to the Board, including its management plans, and (vi) submitting proposals for or offers of certain extraordinary transactions involving the Company, in each case, subject to certain qualifications or exceptions.

The foregoing standstill restrictions began upon Ms. Min Liu’s election to the Board and terminate automatically upon the earliest of (i) 30 days following the time Ms. Min Liu (or her replacement, as applicable) no longer serves on the Company’s Board, (ii) the fifth business day after Cevian delivers written notice the Company of a material breach of the Cooperation Agreement by the Company if such breach is not cured within the notice period, (iii) the announcement by the Company of a definitive agreement with respect to certain transactions that would result in the acquisition by any

Autoliv	27	2022 Proxy Statement

person or group of more than 50% of the outstanding shares of the Company’s common stock, or (iv) the commencement of certain tender or exchange offers which if consummated would result in the acquisition by any person or group of more than 50% of the outstanding shares of the Company’s common stock (the “Standstill Period”). The Cooperation Agreement will terminate upon the expiration of the Standstill Period or any other date established by mutual written agreement of the parties.

The Cooperation Agreement contains mutual non-disparagement provisions and requires Cevian to keep confidential any non-public information it receives by reason of Ms. Min Liu’s role as a director and to abstain from trading in securities in violation of applicable law while in possession of confidential or material non-public information. The Cooperation Agreement is governed by Delaware law. The parties agree that any legal action related to the Cooperation Agreement will be brought in the federal or state courts located in Wilmington, Delaware.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board, the Lead Independent Director, or the independent directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors c/o Executive Vice President Legal, Affairs; General Counsel; and Secretary

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board or the independent directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party, to the Board or to sessions of independent directors as a group.

Committees of the Board

There are three standing committees of the Board: the (i) Audit and Risk Committee, (ii) Leadership Development and Compensation Committee, and (iii) Nominating and Corporate Governance Committee. The Risk and Compliance Committee merged into the Audit Committee in May 2021 and became the Audit and Risk Committee. The Board has determined that all members of the Board’s standing committees qualify as independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. While no formal policy exists regarding the attendance of the CEO and the Chairman at committee meetings, the practice of the Board is that the CEO and the Chairman are routinely invited to attend committee meetings and excuse them when matters relating to them are discussed or when the committees go into executive session. The Lead Independent Director is also invited to attend all committee meetings. The following table shows the composition of the committees of the Board:

	January 1, 2021–May 12, 2021	May 12, 2021–Present
	Ted Senko (Chair)	Ted Senko (Chair)
Audit Committee (Audit and Risk Committee as of May 12, 2021)	Laurie Brlas Hasse Johansson David E. Kepler	Laurie Brlas Hasse Johansson Min Liu
Min Liu
	James M. Ringler (Chair)	Frédéric Lissalde (Chair)
Leadership Development and Compensation Committee	Leif Johansson Frédéric Lissalde Min Liu	Leif Johansson Xiaozhi Liu Martin Lundstedt*
Xiaozhi Liu
	Leif Johansson (Chair)	Leif Johansson (Chair)
Nominating and Corporate Governance Committee	Laurie Brlas Hasse Johansson Franz-Josef Kortüm	Laurie Brlas Franz-Josef Kortüm Frédéric Lissalde
Ted Senko

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	January 1, 2021–May 12, 2021	May 12, 2021–Present
Risk and Compliance Committee	David E. Kepler (Chair) Franz-Josef Kortüm Xiaozhi Liu James M. Ringler	N/A

(*) Appointed after his election at the May 12, 2021 annual meeting of stockholders.

The Audit and Risk Committee appoints, subject to stockholder ratification, the Company’s independent registered public accounting firm and is responsible for the compensation, retention and oversight of the work of the independent registered public accounting firm and for any special assignments given to such auditors. The Audit and Risk Committee reviews the independence of the independent registered public accounting firm and considers whether there should be a regular rotation of the independent registered public accounting firm. The Audit and Risk Committee also evaluates the selection of the lead audit partner, including their qualifications and performance. The Audit and Risk Committee also (i) reviews the annual audit and its scope, including the independent registered public accounting firm’s letter of comments and management’s responses thereto; (ii) reviews the performance of the independent registered public accounting firm , including the lead audit partner; (iii) approves any non-audit services provided to the Company by its independent registered public accounting firm; (iv) reviews possible violations of the Company’s business ethics and conflicts of interest policies; (v) reviews any major accounting changes made or contemplated; (vi) reviews the effectiveness and efficiency of the Company’s internal audit staff; and (vii) monitors financial risk and discusses risk oversight and management as part of its obligations under the NYSE’s listing standards and provides routine oversight of the Company’s risk management program framework and practices. The Audit and Risk Committee also oversees cybersecurity, receiving quarterly cybersecurity updates from Autoliv’s management team. In addition, the Audit and Risk Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent registered public accounting firm’s examinations. The Audit and Risk Committee is also responsible for the review and approval of related person transactions. Members of this committee are Mr. Senko (Chair), Ms. Brlas, Mr. H. Johansson, and Ms. M. Liu. The Audit and Risk Committee met eight times in 2021.

The Leadership Development and Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for approving the terms of contracts for the senior executives of the Company. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. The Leadership Development and Compensation Committee assists the Board in developing principles and policies related to management succession and the recruiting, motivation, education, diversity, retention, and ongoing development of senior management. Members of this committee are Mr. Lissalde (Chair), Mr. L. Johansson, Dr. X. Liu, and Mr. M. Lundstedt. The Leadership Development and Compensation Committee met five times in 2021.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The committee also reviews sustainability, social, ethical, and environmental activities of the Company. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and Bylaws. Members of this committee are Mr. L. Johansson (Chair), Ms. Brlas, Mr. Kortüm, and Mr. Lissalde. The Nominating and Corporate Governance Committee met five times in 2021.

The Board may establish such other committees as it deems appropriate, in accordance with the Company’s By-laws. In 2019, the Board formed the Funding Committee, which is not a standing committee but a special committee that meets only as needed. The sole purpose is to act on behalf of the Board with respect to renewals and issuances under the Company’s European Medium Term Note Programme. The members of the Funding Committee are Ms. Liu, Dr. Liu, Mr. Kortüm, and Mr. Senko. No compensation is paid for service on this special committee. The Funding Committee acted by written consent once in 2021.

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Audit and Risk Committee Report

The Audit and Risk Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal controls, compliance program, and risk management including those relevant to the Company’s information technology environment. The committee is directly responsible for the selection, appointment, compensation, retention, and oversight of the independent registered public accounting firm.

The Audit and Risk Committee acts pursuant to a written charter. The committee’s current charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit and Risk Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Mr. Senko and Ms. Brlas have each been determined by the Board to qualify as an “audit committee financial expert” as defined by the SEC. Pursuant to the charter of the Audit and Risk Committee, no member of the Audit and Risk Committee may serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such Audit and Risk Committee member to effectively serve on the Audit and Risk Committee.

Meeting agendas are established by the Audit and Risk Committee Chair. In 2021, the Audit and Risk Committee held separate private sessions with the Independent Registered Public Accounting Firm Partners, Vice President of Internal Audit, and the Chief Financial Officer, at which candid discussions regarding financial management, legal, accounting, auditing, internal control, compliance, and risk management issues occurred.

The Audit and Risk Committee is responsible for reviewing with management the Company’s disclosure controls and procedures related to internally reporting and processing information and cybersecurity risks and incidents to ensure that such information is reported to the appropriate personnel to enable senior management to make timely and appropriate disclosure decisions with respect to such information. The committee also oversees the general compliance and information security compliance training programs. In implementing its oversight, the Audit and Risk Committee receives at least quarterly updates from senior management.

The Audit and Risk Committee discussed with the independent registered public accounting firm the matters required to be discussed under the applicable auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Company’s independent registered public accounting firm provided to the Audit and Risk Committee the written disclosures required by the PCAOB’s applicable requirements regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence. The Audit and Risk Committee has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit and Risk Committee reviews and oversees the independence of the independent registered public accounting firm and has concluded that the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence. The Audit and Risk Committee evaluates the performance of the independent registered accounting firm and is satisfied with its performance.

The Audit and Risk Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit and Risk Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 with the Company’s management and independent registered public accounting firm. The Company’s management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S. Ernst and Young AB has been retained as the Company’s independent registered public accounting firm continuously since May 1997 and in the same capacity for Autoliv AB since 1984. The members of the Audit and Risk Committee and our Board recommend the continued retention of Ernst and Young to serve as the Company’s independent registered public accounting firm for 2022.

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In reliance on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

The Audit and Risk Committee can be contacted regarding accounting, internal accounting controls, auditing, compliance, or risk management matters as follows:

The Audit and Risk Committee

c/o Executive Vice President, Legal Affairs; General Counsel; and Secretary

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chair of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Ted Senko, Chair
Laurie Brlas
Hasse Johansson
Min Liu

Autoliv	31	2022 Proxy Statement

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals who are qualified to serve as directors and contribute as Board committee members. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees and is responsible for maintaining the Company’s Corporate Governance Guidelines and overseeing the evaluation of the Board and its committees and members of the Company’s management. The Nominating and Corporate Governance Committee of the Board also periodically reviews the significant sustainability, social, ethical, and environmental activities of the Corporation.

The Nominating and Corporate Governance Committee acts pursuant to a written charter. A copy of the committee’s charter is available on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee considered and recommended that Mr. Mikael Bratt, Ms. Laurie Brlas, Mr. Jan Carlson, Mr. Hasse Johansson, Mr. Leif Johansson, Mr. Franz-Josef Kortüm, Mr. Frédéric Lissalde, Ms. Min Liu, Dr. Xiaozhi Liu, Mr. Lundstedt, and Mr. Ted Senko be nominated for election by the stockholders at the Annual Meeting. Ms. Brlas, Dr. Liu, Ms. Liu and Messrs. H. Johansson, L. Johansson, Kortüm, Lissalde, Lundstedt, and Senko are each “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided such nomination is submitted to the committee within the period set forth in Article II, Section 6 of the By-Laws. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the candidate’s qualifications.

The Nominating and Corporate Governance Committee seeks a Board of Directors of individuals with a diverse range of experiences, views, and backgrounds. When considering possible candidates for election as a director, the committee evaluates whether a candidate has (i) attained a position of leadership in the candidate’s area of expertise, (ii) business and financial experience relevant to the Company, (iii) demonstrated sound business judgment, (iv) expertise relevant to the Company’s lines of business, (v) independence from management, (vi) the ability to serve on standing committees, and (vii) the ability to serve the interests of all stockholders. The committee also considers attributes such as diversity of race, ethnicity, gender, age, and cultural background when selecting director nominees and seeks director nominees that reflect the global operations of the Company. The current Board consists of directors who are citizens of, or reside in, multiple countries including China, France, Germany, Sweden, Switzerland and the U.S. and include directors with a diverse range of backgrounds, perspectives, and management, operating, finance and engineering skills and experiences. The Nominating and Corporate Governance Committee continues to look for opportunities to further progress its diversity initiatives.

The Nominating and Corporate Governance Committee periodically engages firms that specialize in identifying director candidates. The Nominating and Corporate Governance Committee also, from time to time, identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chair of the committee or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered to serve on the Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications in light of the qualifications of any individuals the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not

Autoliv	32	2022 Proxy Statement

vary when a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Executive Vice President, Legal Affairs; General Counsel; and Secretary

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chair of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Leif Johansson, Chair

Laurie Brlas

Franz-Josef Kortüm

Frédéric Lissalde

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Leadership Development and Compensation Committee Duties, Procedures and Policies

The Leadership Development and Compensation Committee acts pursuant to a written charter. The charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Leadership Development and Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC.

The Leadership Development and Compensation Committee is responsible for (i) reviewing annually the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; (ii) evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, together with the other independent directors, determining, and approving the Chief Executive Officer’s compensation level based on this evaluation; (iii) evaluating annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and setting the compensation of such other executive officers based on this evaluation; (iv) evaluating annually the appropriate level of compensation for Board and committee service by non-employee directors; (v) reviewing and approving any severance or termination arrangements to be made with any executive officer of the Company; (vi) reviewing perquisites or other personal benefits to the Company’s executive officers and directors and recommending any changes to the Board; (vii) developing the Company’s plans for management succession and recruiting, retaining, and developing management; (viii) reviewing and discussing with management the CD&A, beginning on page 43 of this Proxy Statement, and based on that review and discussion, recommending to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; (ix) preparing the Leadership Development and Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; (x) reviewing the description of the Leadership Development and Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement or annual report on Form 10-K; (xi) reviewing the results of the most recent stockholder advisory vote on executive compensation and recommending to the Board the frequency of such vote; and (xii) performing such duties and responsibilities as may be assigned by the Board under the terms of the Company’s general compensation plans and other employee benefit plans, including oversight of pay equality on behalf of the Board.

The Leadership Development and Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation. In 2021, the Leadership Development and Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent advisor. FW Cook reported directly to the Leadership Development and Compensation Committee with respect to executive compensation matters through July 2021 at which time the committee engaged Meridian Compensation Partners (“Meridian”) as its independent advisor following the transition of an advisor from FW Cook to Meridian. In 2021, the Company also engaged Willis Towers Watson Consulting AB (“Towers Watson”) as a compensation consultant. For additional information regarding the role of each of these compensation consultants and the scope of their engagement, see page 51 of this Proxy Statement.

The Leadership Development and Compensation Committee considered the independence of FW Cook, Meridian and Towers Watson under the SEC rules and NYSE listing standards. The Leadership Development and Compensation Committee also received a letter from each of FW Cook, Meridian, and Towers Watson addressing their independence. The Leadership Development and Compensation Committee considered the following factors in determining the independence of the compensation consultants: (i) other services provided to the Company by each of the consultants; (ii) fees paid by the Company as a percentage of each consultant’s total revenue; (iii) policies or procedures maintained by the consultants that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Leadership Development and Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and FW Cook, Meridian, and Towers Watson or the individual consultants involved in the engagement. The Leadership Development and Compensation Committee discussed these independence factors and concluded that the work of FW Cook, Meridian, and Towers Watson did not raise any conflicts of interest.

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The Leadership Development and Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Leadership Development and Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Leadership Development and Compensation Committee as a whole. Under the Company’s 1997 Stock Incentive Plan, as amended and restated (the “1997 Plan”), the Leadership Development and Compensation Committee may, to the extent that any such action will not prevent the 1997 Plan from complying with applicable rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate. In addition, the Leadership Development and Compensation Committee has delegated to the CEO the authority to determine certain grants under the Company’s long-term incentive plan, subject to established grant limits. The Leadership Development and Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program.

The Leadership Development and Compensation Committee can be contacted as follows:

The Leadership Development and Compensation Committee

c/o Executive Vice President, Legal Affairs; General Counsel; and Secretary

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chair of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Leadership Development and Compensation Committee Interlocks and Insider Participation

The Leadership Development and Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Company’s Leadership Development and Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the compensation committee of such entity or served as a director of the Company (i.e. no interlocks exist).

Leadership Development and Compensation Committee Report1

The Leadership Development and Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2021 Annual Report on Form 10-K.

Frédéric Lissalde, Chair

Leif Johansson

Xiaozhi Liu

Martin Lundstedt

[1]	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

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The Swedish Corporate Governance Code

Swedish companies with shares admitted to trading on a regulated market in Sweden, including the Nasdaq Stockholm, are subject to the Swedish Corporate Governance Code (the “Swedish Code”). This is a codification of best practices for Swedish listed companies based on Swedish practices and circumstances. The Swedish Code follows a “comply or disclose” approach; its recommendations are not binding on companies but if its recommendations are not complied with, the deviation must be explained. A non-Swedish company listed in Sweden can elect to either apply the Swedish Code or the corresponding local rules and codes where the company’s shares have their primary listing or where the company is headquartered. As a Delaware corporation with its primary listing on the NYSE, the Company has elected to apply U.S. corporate governance rules and standards. This section and other parts of this Proxy Statement provide detailed information on various subjects covered by the Swedish Code.

In addition to, and consistent with, these statutory laws and regulations, Autoliv is governed by its own charter documents and internal standards and policies through its Restated Certificate of Incorporation, Third Restated By- Laws, Corporate Governance Guidelines, and the Autoliv Code of Conduct. These charter documents and internal standards and policies guide and assist the Board in the exercise of its responsibilities and reflect the Board’s commitment to fostering a culture of integrity and monitoring the effectiveness of policy and decision-making, both at the Board and management level. The Board views corporate governance as an integral part of the basic operations of the Company and a necessary element for long-term, sustainable growth in stockholder value.

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events, or developments that the Company or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements.

In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation: general economic conditions; the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations, operating costs, liquidity, competition and the global economy; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies; consolidations or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgements or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our

Autoliv	36	2022 Proxy Statement

business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified in Item 1A “Risk Factors” in our Annual Report for the fiscal year ended December 31, 2021 and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report for the fiscal year ended December 31, 2021.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

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Executive Officers

Mikael Bratt President and Chief Executive Officer	Christian Swahn Executive Vice President Global Supply Chain Management

Svante Mogefors Executive Vice President, Quality	Magnus Jarlegren Executive Vice President, Operations

Fredrik Westin Executive Vice President, Finance and Chief Financial Officer	Kevin Fox President, Autoliv Americas (AAM)

Anthony Nellis Executive Vice President, Legal Affairs, General Counsel & Secretary	Colin Naughton President, Autoliv Asia (AAS)

Per Ericson Executive Vice President, Human Resources & Sustainability	Frithjof Oldorff President, Autoliv Europe (AEU)

Jordi Lombarte Executive Vice President and Chief Technology Officer	Sng Yih President, Autoliv China (ACH)

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Information about Our Executive Officers

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Mikael Bratt, President and Chief Executive Officer, can be found on page 14 of this Proxy Statement):

Fredrik Westin, age 49, Chief Financial Officer and Executive Vice President, Finance since May 2, 2020. From 2015 through 2020, Mr. Westin served as Chief Financial Officer at Sandvik Mining and Rock Technology, The Netherlands. Mr. Westin served as Chief Financial Officer and Vice President of Finance, Information Technology, Integration & Change Office for Johnson Controls’ Global Automotive Interiors business from 2014 to 2015, based in Japan. Prior to that, Mr. Westin held roles with Johnson Controls in Germany, China, and Japan from 2006 to 2014. Mr. Westin began his career with Volkswagen in 1998 and served in various leadership roles with WestLB from 2002 through 2006. Mr. Westin holds an MBA from Insead, France, and an MSc in Mechanical Engineering from RWTH Aachen, Germany.

Anthony Nellis, age 54, Executive Vice President, Legal Affairs, General Counsel, and Secretary since June 2018. From 2002 until his appointment to his current position, Mr. Nellis served in several positions in the Autoliv Legal Department with increasing responsibilities. Most recently, he served as Vice President Legal, Autoliv Passive Safety, a segment of Autoliv, between July 2014 until June 2018. He served as Vice President, Legal for Autoliv Asia from May 2010 until July 2014. Overlapping with that role, he served as the Interim Vice President, General Counsel, and Secretary from January 2014 to December 2014. Prior to joining Autoliv, Mr. Nellis was a commercial litigator with Kitch Drutchas from 1996 to 2002. Mr. Nellis has a B.A. from Alma College and a J.D. from the University of Detroit.

Per Ericson, age 58, Executive Vice President, Human Resources and Sustainability since July 2020. Mr. Ericson previously served as Senior Vice President and a member of the management team of Husqvarna Group from October 2011 until joining Autoliv in July 2020. During his employment at Husqvarna, Mr. Ericson oversaw several functions including business development, communications, brand & marketing, and people & organization. Between April 2006 and July 2011, he was an Executive Vice President and member of the executive committee of Haldex Group and served as Chairman of the Board of Directors of Persona Brands AB from 2012-2018. He is a member of the Board of Directors of the Blue Institute AB, a Swedish non-profit that promotes research and knowledge development for entrepreneurs and organizations. Mr. Ericson holds a degree from the Swedish University of Agricultural Sciences in Sweden.

Jordi Lombarte, age 54, Executive Vice President and Chief Technology Officer since April 2018. Mr. Lombarte first joined Autoliv in 1992. During a twenty-eight year career with Autoliv, he has held numerous positions of increasing responsibility. Prior to his current role, Mr. Lombarte served as Vice President Engineering of Autoliv Passive Safety, a segment of Autoliv, between April 2017 and April 2018. Prior to that, he served as Vice President Engineering, Autoliv Americas, a division, from August 2013 to April 2017 after serving as Global Senior Director of Seatbelt Development between September 2008 and August 2013. Mr. Lombarte has a Master’s Degree in Mechanical Engineering from Escola Tecnica Superior d’Enginyers Industrials de Terrasa.

Svante Mogefors, age 67, Group Vice President Quality from April 2005 to June 2018, and has since served as Executive Vice President, Quality. Mr. Mogefors additionally served as the acting Vice President, Operations following the departure of Mr. Carpenter in September 2018 until August 2019. In March 2009, Mr. Mogefors took the additional role of Vice President Manufacturing. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several roles within the Company, including in the areas of product development, process implementations, and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers University of Technology in Gothenburg, Sweden.

Christian Swahn, age 51, Executive Vice President, Global Supply Chain Management since August 2019. His previously served as Senior Vice President of Purchasing for Volvo Bus Corporation from April 2016 until August 2019. From October 2013 to March 2016 he served as Purchasing Director of Industrial Market and Global Categories of SKF AB. Pervious roles also include positions with Volvo Penta and Finnveden. Mr. Swahn holds a Master of Science in Mechanical Engineering from the KTH Royal Institute of Technology in Stockholm, Sweden and an Executive MBA from the School of Business, Economics and Law in Gothenburg, Sweden.

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Magnus Jarlegren, age 43, Executive Vice President, Operations since August 2019. From 2014 until August 2019, Mr. Jarlegren was employed by Sandvik Coromant and various affiliates, first as Vice President of Production and then as Vice President of Supply. Prior to that, Mr. Jarlegren began his work in consulting first with three years with Solving EFESO and then ten years with McKinsey & Co. Mr. Jarlegren studied Mechanical Engineering at Chalmers University of Technology in Gothenburg, Sweden.

Frithjof Oldorff, age 55, President Autoliv Europe since September 2019. From July 2013 until September 2019, he served as President of Gentherm, Inc.’s Automotive Business Unit with assignments first in Odelzhausen, Germany then in Northville, Michigan, USA. Preceding that, he held various positions with Faurecia, an operations role with Freudenberg, and was COO of W.E.T. Automotive Systems. Mr. Oldorff has a diploma in Industrial Engineering from the Technical University in Darmstadt, Germany.

Kevin Fox, age 54, President, Autoliv Americas since June 2020. Mr. Fox previously served as Vice President Operations for Autoliv South America from September 2018 until June 2020. He previously served as Managing Director/Plant Manager for Autoliv Automotive Safety Products between May 2016 and August 2018 and Plant Manager of the ITO facility from April 2011 until May 2016. Mr. Fox holds an MBA degree from Utah State University and a Bachelor of Science in Manufacturing Engineering from Oregon State University.

Colin Naughton, age 54, President, Autoliv Asia since November 2020, Mr. Naughton first joined Autoliv in 1999 and has held several positions of increasing responsibility over that period. He most recently served as President, Japan/Asean since April 2020. Prior to that, he served as Vice President, Seatbelt Operations, Division Asia from May 2018 until April 2020 and as Vice President, Seatbelt Operations, Japan/Asean from January 2015 until May 2018. Mr. Naughton has also previously served as President, Japan/Asean and President, Thailand in the past and is very familiar with the Asia division’s management team. Mr. Naughton holds a Bachelor of Technology degree from the National University of Ireland, Galway.

Sng Yih, age 53, President, Autoliv China since January 2022. Mr. Yih joined Autoliv after serving as AP President of Lear E-Systems from September 2019 until January 2022, VP/GM of Tenneco Clean Air, Asia Pacific from April 2017 through August 2019, and VP/GM, Tenneco Clean Air, China from March 2015 to April 2017. Mr. Yih holds an MBA in Strategic Management from the Nanyan Business School in Singapore and a BSc. Economics and Sociology from the National University of Singapore.

Mikael Hagstrom, age 55, Vice President, Corporate Control since September 2020. Mr. Hagström joined Autoliv in August 2020 after a lengthy career with a variety of businesses in the Volvo Group. He most recently served as the Chief Financial Officer of DongFeng Commercial Vehicles in China, a joint venture of DongFeng Group and AB Volvo, between July 2016 and December 2019. Prior to that, he served as the Senior Vice President, Head of Corporate Financial Reporting for the Volvo Group between October 2006 and March 2016. Mr. Hagström holds a B.Sc. in Business Administration from the Göteborg University Business School of Economics in Sweden.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2021 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of March 15, 2022 for (i) each of our directors and nominees; (ii) our named executive officers (as defined on page 43 of this Proxy Statement); and (iii) our directors, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Cevian Capital II GP Limited(3) 11-15 Seaton Place St. Helier, Jersey JE4 0QH, Channel Islands	8,376,924	9.6%
AMF TJÄNSTEPENSION AB(4) Klara Södra Kyrkogata 18 SE-113 88 Stockholm, Sweden	6,926,975	7.9%
Alecta pensionsförsäkring, ömsesidigt(5) Regeringsgatan 107, SE-103 73 Stockholm, Sweden	6,442,200	7.4%
Swedbank Robur Fonder AB(6) Vasagatan 11, 7th Floor, SE-111 20 Stockholm, Sweden	6,349,065	7.2%
Directors
Jan Carlson	75,211	*
Laurie Brlas	1,615	*
Hasse Johansson	4,691	*
Leif Johansson	18,708	*
Franz-Josef Kortüm	7,815	*
Frédéric Lissalde	503	*
Min Liu	4,064	*
Xiaozhi Liu	9,354	*
Martin Lundstedt	0	*
Ted Senko	4,754	*
Currently Employed Named Executive Officers
Mikael Bratt	10,646	*
Fredrik Westin	2,100	*
Kevin Fox	1,108	*
Frithjof Oldorff	3,465	*
Colin Naughton	6,340	*
Formerly Employed Named Executive Officers
Jennifer Cheng(7)	4,860	*
All directors, named executive officers, and executive officers as a group (25 individuals)(8)	182,864	*

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*	Less than 1%
(1)	Based on 87,602,169 shares of the Company’s common stock outstanding as of February 28, 2022 except as noted below. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.
(2)	Includes restricted stock units and performance stock units that vested on February 18, 2022, February 22, 2022, and March 2, 2022 and shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days: Kevin Fox – 200, and Colin Naughton – 1,963.
(3)	The number of shares owned was provided by Cevian Capital II GP Limited (“Cevian”) pursuant to Amendment No. 5 to its Schedule 13D filed with the SEC on March 1, 2019, indicating beneficial ownership as of March 1, 2019. Cevian reported sole power to vote and dispose of all such shares.
(4)	The number of shares owned was provided by AMF TJÄNSTEPENSION AB (formerly known as AMF Pensionsförsäkring AB), pursuant to Amendment No. 9 to its Schedule 13G filed with the SEC on February 2, 2022, indicating beneficial ownership as of December 31, 2021. AMF TJÄNSTEPENSION AB reported sole power to vote and dispose of 4,700,000 shares and shared power to vote and dispose of 2,226,975 shares.
(5)	The number of shares owned was provided by Alecta pensionsförsäkring, ömsesidigt pursuant to Amendment No. 7 to its Schedule 13G filed with the SEC on February 7, 2022, indicating beneficial ownership as of December 30, 2021. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.
(6)	The number of shares owned was provided by Swedbank Robur Fonder AB, pursuant to Schedule 13G/A filed with the SEC on March 18, 2022, indicating beneficial ownership as of December 31, 2021. Swedbank Robur Fonder AB reported sole power to vote 5,619,081 shares and sole power to dispose of 6,349,065 shares.
(7)	Retired from employment effective as of November 27, 2021. Shares held at time of retirement.
(8)	Includes 8,127 shares issuable upon exercise of options exercisable within 60 days and restricted stock units and performance stock units that vested on February 18, February 21, and March 2, 2022.

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Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s “named executive officers” during the last completed fiscal year, and discusses the principles and decisions underlying our executive compensation policies and the most important factors relevant to an analysis of these decisions and policies.

Our Named Executive Officers in 2021

In accordance with the relevant rules and regulations promulgated by the SEC, our “named executive officers” include anyone who served as the CEO or CFO during 2021, and three other executive officers who had the highest total compensation during 2021. It also includes one former executive officer who retired during 2021. The named executive officers for 2021 are as follows:

■	Mikael Bratt (President and CEO)

■	Fredrik Westin (Executive Vice President, Finance and CFO)

■	Frithjof Oldorff (President, Europe)

■	Colin Naughton (President, Asia)

■	Kevin Fox (President, Americas)

■	Jennifer Cheng (Former President, China)(1)

Executive Summary

The following is a brief overview of the fiscal year 2021 compensation program for our named executive officers:

■	Total compensation for our named executive officers in 2021 generally consists of base salary, annual non-equity incentives, long-term equity incentives, retirement/pension related benefits, and other benefits.

■	During 2021, the Leadership Development and Compensation Committee (the “LDCC”) approved a new long-term equity incentive (LTI) program to reflect market practice and align pay delivery with our financial performance. The CEO received 100% of the grant value in performance stock units (“PSUs”). For executive officers other than the CEO, seventy-five percent (75%) of the grant value consisted of PSUs and twenty-five percent (25%) of the grant value consisted of restricted stock units (“RSUs”).

■	Due to uncertainties in the markets created by the COVID-19 pandemic that resulted in difficulties in setting longer- term targets, the 2021 PSU award is comprised of three separate one-year performance periods for each of the calendar years 2021, 2022, and 2023, each having annual goals related to the Company’s Order Intake Ratio (30%) and EPS (70%). PSUs earned based on achievement performance goals, if any, will cliff vest in 2024.

■	The compensation of our named executive officers is significantly affected by our financial results.

■ Our annual non-equity incentive awards for 2021 were based on Adjusted Operating Income (50%) and Adjusted Cash Conversion (50%). As a result of achievement of the performance goals, each executive officer earned 166% of the target payout.

■ Our PSU awards for 2019-2021 were based on Earnings Per Share Growth in relation to global light vehicle production growth (65%) and Order Intake (35%). As a result of achievement of the performance goals, each executive officer earned 130% of the target number of PSUs.

(1)	Ms. Cheng retired as President, China on November 27, 2021. She served in a consulting capacity as Senior Advisor to the Company from November 28, 2021 until December 31, 2021 and will serve in a similar consulting capacity one day per week on average expected during 2022.

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■	Starting in 2019, to mitigate potential compensation-related risk, the Company implemented a double-trigger acceleration feature for unvested equity in the event of a qualifying termination following a change in control, instead of the previous single-trigger acceleration.
■	Based on the 2021 compensation risk assessment, the LDCC concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Autoliv.
■	During 2021, the LDCC reviewed and approved improvements to the Company’s compensation recoupment and claw-back provisions to strengthen the definition of harmful conduct, to expand options for the possibility of demanding both STI and LTI related reimbursements and to align the language with internal practices and current market standards.
■	As part of the 2022 LTI Program, the LDCC approved a performance criterion related to the greenhouse gas emissions of the company in order to support the sustainability agenda and Autoliv’s carbon neutrality target for such emissions by 2030.
■	Our U.S. defined benefit pension plan accruals were frozen as of December 31, 2021 for all participating employees, including Mr. Fox. As a result, the retirement benefits provided to our named executive officers in 2022 will be limited to defined contribution plans.

Management Transitions

■	Mrs. Cheng retired from her position as President, China effective November 27, 2021, but remained in a senior advisor role through December 31, 2021. More on Mrs. Cheng’s retirement agreement and consulting agreement is discussed in greater detail below under “Additional 2021 and 2022 Compensation Decisions”.
■	On December 16, 2021, the Company announced the appointment of Sng Yih as the Company’s new President, China effective as of January 19, 2022.

Compensation Philosophy

Our Compensation Philosophy for our executive management is set forth below.

Dimension	Description
Main Principles	The Company believes that to achieve its strategic and financial objectives, it is necessary to attract, motivate, and retain exceptional management talent. In addition, total compensation offered to our executive management should provide a shared responsibility for overall Company results which is aligned with the interests of the Company’s stockholders. Our compensation strategy is therefore based on principles of performance, competitiveness and fairness.
Compensation Objectives

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

Objective A: Offer total compensation and benefits sufficient to attract, motivate, and retain the management talent necessary to ensure the Company’s continued success.

Objective B: Align the interests of the executives and the stockholders.

Objective C: Reward performance in a given year and over a sustained period using straightforward programs to communicate our performance expectations.

Objective D: Encourage company-wide cooperation among members of the executive, divisional, and functional management teams and throughout the Company.

Compensation Mix

The Company seeks a balanced distribution of fixed and variable incentive compensation elements over time by using several components of compensation. Total compensation for our named executive officers consists of base salary, annual non-equity incentives, long-term equity incentives, retirement/pension, and other benefits. The Company believes that a balanced compensation structure focuses our executive officers on increasing long-term stockholder value while providing fewer incentives for undue risk in the short-term.

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Dimension	Description
Component 1 Base Salary

Supporting Objective A

Purpose: Provides a set level of pay warranted by position and sustained individual performance. A competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

Component 2 Short-Term Incentive

Supporting Objectives A, B, C, & D

Purpose: Recognizes short-term performance against established annual financial performance goals and creates focus and engagement in delivering results.

Annual non-equity incentive awards are always capped and directly tied to the Company’s and/ or divisional performance.

Component 3 Stock Incentive	Supporting Objectives A, B, C & D Purpose: Provides our executive officers with incentives to build longer-term value for our stockholders while promoting retention of critical executives.
Component 4 Pension / Retirement and Other Benefits

Supporting Objective A

Purpose: Provides additional value for our executives by competitive and market- aligned benefits.

All newly hired or promoted senior executives participate in defined contribution plans rather than defined benefit plans.

Market and Market Position	The LDCC’s objective is to consider and, where appropriate, approximate the market median for base salaries as well as total direct compensation of the relevant market data primarily linked to the country in which the named executive officer is located. The Committee also may take a relevant international peer group comparison into account as a secondary input to compensation setting process.
How to Use Market Data

We consider the competitive environment of our significant operations and market locations to provide a compensation package that optimizes value to the participant and cost to the Company. The LDCC and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

	1.	Individual performance and potential relative to market.
	2.	Long-term succession planning and talent management.
	3.	Business conditions in our industry or the market overall as well as business or regulatory conditions in the executive’s area of responsibility.
	4.	Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

Base Salaries

Initial base salaries are primarily a function of the LDCC’s assessment of (i) market compensation levels, (ii) the references made to base salary in our compensation philosophy for executive management, (iii) the compensation required to attract and retain the executive, and (iv) the Company’s need to fill the position either internally or externally. Also, in deciding compensation levels during the compensation review at the beginning of 2021, one of the LDCC’s objectives was for base salaries and total direct compensation to approximate the market median of the relevant market data linked to the country in which the named executive officer is located. As part of the 2021 compensation review at the beginning of 2021, the LDCC increased base salaries for our named executive officers between 2.5% to 10%, consistent with general market practice, but also considering adjustments necessary to reflect an individual’s performance, responsibilities and retention needs.

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Non-Equity Incentives

Members of our executive management team, including our named executive officers, are eligible to earn an annual non-equity incentive award based on achievement against pre-established performance criteria. Target payout amounts are reflected as a percentage of the executive’s base salary, as set forth in the following table.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2021
	Incentive as a % of Base Salary
Named Executive Officer	Threshold	Target	Maximum
Mikael Bratt	0%	55%	110%
Fredrik Westin	0%	45%	90%
Frithjof Oldorff	0%	45%	90%
Colin Naughton	0%	45%	90%
Kevin Fox	0%	45%	90%
Jennifer Cheng(1)	0%	45%	90%

(1) Ms. Cheng’s non-equity incentive award for 2021 was paid based on full-year service in accordance with the terms of her retirement agreement.

Our annual non-equity incentive award program used a limited number of performance criteria for many years. The Company believes that using a limited number of established measures critical for the success of our business provides clear direction to our executives and promotes our goal of a “one Autoliv” approach through shared responsibility for overall results. In addition, the Company believes that a limited number of performance metrics enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. Finally, we believe that a limited number of metrics based on overall company performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance-based incentives. We still believe this simple, transparent approach supports good corporate governance, a belief that is evidenced by the program operating with limited changes for several years.

The Company, however, recognizes that using a limited number of performance metrics has limitations. For instance, when the overall market for the Company’s products is impacted by extraordinary economic circumstances, it may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market generally. Similarly, extraordinary, non-recurring events may also impact whether annual non-equity incentive awards are attained or not, resulting in unintended incentives for management.

The performance criteria for our 2021 annual non-equity incentive award program were as follows:

“Adjusted Operating Income”(1) – Reported US GAAP EBIT adjusted for costs related to Antitrust matters and restructuring (capacity alignment). Fifty percent (50%) of the non-equity incentive award was based on Adjusted Operating Income.

Payments on Adjusted Operating Income achievement:

■	No annual incentive payment if the 2021 Adjusted Operating Income was equal to or less than 70% of the 2020 Adjusted Operating Income.
■	If the 2021 Adjusted Operating Income was equal to or more than 130% of the 2020 Adjusted Operating Income, the incentive payment would be equal to two times the target amount for the respective performance period, the maximum payout.
■	If the 2021 Adjusted Operating Income was between 70% and 130% of the 2020 Adjusted Operating Income, the incentive payment would be calculated through linear interpolation (“along a straight line”) between said levels.

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“Adjusted Cash Conversion”(1) – Free Cash Flow (Operating Cash Flow minus Capex, net) in relation to Net Income expressed in % and adjusted for effects from antitrust related matters, capacity alignment and unusual tax items. Fifty percent (50%) of the non-equity incentive award was based on Adjusted Cash Conversion.

Payments on Adjusted Cash Conversion achievement:

■	No annual incentive payment if the Adjusted Cash Conversion was equal to or less than 50%.
■	If the Adjusted Cash Conversion was equal to or more than 90%, the incentive payment would be equal to two times the target amount for the respective performance period, the maximum payout.
■	If the Adjusted Cash Conversion was between 50% and 90%, the incentive payment would be calculated through linear interpolation (“along a straight line”) between said levels.

Actual Adjusted Operating Income for 2021 was $683.1 million, which exceeded 130% of the 2020 Adjusted Operating Income. Actual Adjusted Cash Conversion for 2021 was 76.3%. The performance outcome resulted in an annual non-equity incentive award of 166% of the target opportunity.

(1)	Additional information and a reconciliation of Adjusted Operating Income and Adjusted Cash Conversion to financial measures derived in accordance with U.S. GAAP for the fiscal year ended December 31, 2021 is set forth in Annex A to this Proxy Statement.

Actual Non-Equity Incentive Award Levels

Over the last several years, the amount of the non-equity incentive awards earned by our named executive officers has varied greatly, as reflected in the table below.

Year	Non-Equity Incentive Outcome
2021	1.66 × target
2020	1.00 × target
2019(1)	0.75 × target

(1) Mr. Westin did not receive a non-equity incentive award for 2019 because he joined in 2020.

The LDCC may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to performance metrics. The LDCC did not exercise such discretion for the 2021 payout.

Changes to Non-Equity Incentive Program. For information regarding the changes we implemented to our Non-Equity Incentive Program in 2022, see “Key Practices of 2022 Compensation Program” later in this CD&A.

Equity Incentives

Long-term equity incentives (LTI) for our named executive officers and other key employees represents a significant part of their total direct compensation. In 2021, the LTI program had 309 participants, compared to 298 participants in 2020 and 300 participants in 2019.

In 2016 and 2017, the approved target value of our named executive officers’ LTI mix was comprised of PSUs (50%) and RSUs (50%).

For 2018, the LDCC only granted RSUs (100%) due to the difficulty of setting performance targets during the year in which the spin-off was completed.

For our executive officers, equity incentives granted in 2019, 2020 and 2021 consist of both PSUs (75%) and RSUs (25%), except for our CEO who was granted 100% PSUs in 2021. The LDCC determined 2021 grant levels by first reviewing competitive market pay levels and trends provided by its independent consultant, historical grant levels, and the recommendations of our CEO for grants to senior executives excluding himself (for more information, please refer to the “2021 Executive Compensation Decisions” section below). The LDCC also considered the total direct

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compensation of our named executive officers relative to the median levels of total direct compensation of our peer groups, subject to any modifications the LDCC believed appropriate based on individual performance, industry conditions, and other criteria as discussed in the “Compensation Philosophy” above. The LDCC delegated to the CEO the authority for the determination and allocation of certain grants below our named executive officers and other executives, subject to established grant limits and the LDCC’s review.

Restricted Stock Units (“RSUs”). We believe that RSUs provide a powerful tool to retain valuable executives because:

■	RSUs are easy to understand and communicate; and
■	Due to the three-year vesting schedule, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value; and
■	RSUs also mitigate excessive risk-taking by focusing management on long-term value creation and ownership accumulation that provides alignment with stockholders.

RSUs granted in 2021 cliff-vest on the third anniversary of the grant date, subject to the grantee’s continued employment with the Company on such vesting date, subject to limited exceptions.

Performance Stock Units (“PSUs”). We believe that PSUs focus and direct the efforts of our executives toward the attainment of critical strategic corporate objectives as well as further encourage employment retention because:

■	The performance metrics selected for the PSUs are reflected in our long-term value creation; and
■	Due to the three-year vesting period, PSUs parallel the RSUs in encouraging the executive to stay with the Company or forfeit potential significant accumulated value.

PSUs granted in 2021 may be earned based on the Company’s achievement of performance goals related to Order Intake Ratio (30%) and EPS (70%). The LDCC believes these metrics are supportive of the Company’s strategic objectives and support the creation of long-term shareholder value.

Due to uncertainties in the markets created by the COVID-19 pandemic that resulted in difficulties in setting multi-year targets, the 2021 PSU award is comprised of three separate one-year performance periods (Tranche A, Tranche B, and Tranche C), with separate performance criteria for each tranche associated with full calendar years 2021, 2022 and 2023, respectively. Each tranche vests on or about the third anniversary of the grant date (during Q1 2024), subject to the named executive officer’s continued employment. At the beginning of 2021, the LDCC approved the targets for the first tranche (2021). The targets for Tranche B (2022) were set in February 2022. The targets for Tranche C (2023) will be set by the LDCC in the beginning of 2023.

The table below provides an example of the structure of the 2021 PSUs:

Total # of PSUs granted			300 shares
Tranche A	100 shares	Based on targets set in February 2021 for the full calendar year 2021	Vesting in Q1 2024
Tranche B	100 shares	Based on targets set in February 2022 for the full calendar year 2022	Vesting in Q1 2024
Tranche C	100 shares	Based on targets set in February 2023 for the full calendar year 2023	Vesting in Q1 2024

Treatment Upon Change in Control. The 1997 Plan provides that outstanding equity awards will become fully vested upon the completion of a change in control (“CiC”). However, the LDCC approved “double-trigger” for LTI awards for 2019 and future years, such that the awards assumed by the acquiring company in a CiC will become fully vested only upon the holder’s subsequent qualifying termination. If the awards are not assumed by the acquiring entity, then they will become fully vested upon the CiC.

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Dividend Equivalents. Commencing with the February 2017 grant, dividend equivalent rights were introduced for PSUs and RSUs. Any cash dividend paid with respect to our common stock for which the record date occurs on or after the grant date and the payment date occurs on or before the vesting date results in a credit of additional PSUs and RSUs, which additional PSUs and RSUs are subject to the same earnout and vesting schedule as the underlying PSUs and RSUs.

How We Value Equity Awards. For accounting purposes and when internally assessing and communicating equity compensation, we use a model which assumes that the value of an RSU and a PSU at target performance level is the closing price for a share of our common stock on the NYSE on the day of the grant.

Annual Grant Date. The annual grant date for our stock incentive program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants because of routine “black-out periods.”

Payout of 2019 PSUs. The performance period for the 2019 PSUs concluded on December 31, 2021, and the LDCC certified the level of achievement in February 2022. The following tables outline our results relative to the established goals related to Order Intake Ratio (35%) and EPS Growth in relation to Light Vehicle Production Growth (65%) and payouts:

		Performance Goals			Performance Achievement
	Weight	Threshold	Target	Max	Year 1	Year 2	Year 3	Average	Payout
Order Intake(2)	35%	40%	47%	52%	50%(1)	45%(1)	50%(1)	47%(1)	100%
EPS vs. LVP Growth(3)	65%	LVP + 0	LVP +5%	LVP +10%	–11.7%	–27.9%	61.5%	7.3%	146%
Total Payout									130%
(1)	Consistent with our public disclosure in our Annual Report for the fiscal year ended December 31, 2021 and quarterly earnings release presentations, we are disclosing approximate results for our order intake. Specific, unrounded results are not material to an understanding of the PSU program.
(2)	Order intake is calculated by putting Autoliv’s projected average yearly sales for the lifetime of each program in relation to the projected average yearly sales for the lifetime of each program available for award in the market, expressed in%.
(3)	Additional information and a reconciliation of EPS vs. LVP Growth to financial measures derived in accordance with U.S. GAAP for the fiscal year ended December 31, 2021 is set forth in Annex A to this Proxy Statement.

Changes to LTI Program. For information regarding the changes we implemented to our Long-Term Incentive Program in 2022, see “Material Changes to 2022 Compensation Program” later in this CD&A.

Pension/Retirement and Other Post-Employment Benefits

Autoliv provides certain supplemental retirement/pension and other post-employment benefits, in addition to the mandatory programs required by applicable national statutes and maintains defined benefit or defined contribution plans for our named executive officers that are competitive with customary local practice. The programs’ terms are as follows:

Defined Contribution Programs (individual retirement investment from Company contributions). Since 2007, all newly hired senior executives participate only in defined contribution plans rather than defined benefit plans (except for certain senior executives that participated in location-specific defined benefit plans).

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The Company contributes a percentage of each executive’s annual base salary to the plan, as follows. Defined contribution levels are determined by the Leadership Development and Compensation Committee after considering local market practices for executives in similar roles and therefore vary significantly.

Retirement–Defined Contribution Level
Name	Level of Contribution
Mikael Bratt	46% of base salary
Fredrik Westin	35% of base salary
Frithjof Oldorff	10% of base salary
Colin Naughton	20% of base salary
Kevin Fox	See below

Mr. Fox participated in a 401(k) plan available to U.S.-based employees in 2021. Under this plan, the Company made an employer matching contribution equal to 100% of the first 3%, and then equal to 50% of the next 2% of employee contributions (expressed as percentage of base pay), up to certain limits. Mr. Fox also participates in a non-qualified defined contribution plan.

Defined Benefits Program. Mr. Fox participated in a U.S. tax-qualified defined benefit plan and an excess pension plan which was frozen for the purpose of additional contributions at the end of 2021. Additional information regarding these plans is described later under “Pension Benefits”. Other than Mr. Fox, none of our named executive officers are parties to a defined benefit arrangement with the Company.

Retiree Medical Plan. Mr. Fox is eligible to participate in a retiree medical plan, available to all employees employed in the U.S. that were hired prior to January 1, 2004, at which time the plan was frozen to new participants. Effective from December 31, 2014, the retirement arrangement was adjusted so that eligible participants, including Mr. Fox, are covered by a Health Retirement Account (“HRA”), pursuant to which, upon attaining age 55 and a minimum of 15 years of service, the Company will provide an annual benefit of $3,000 to an HRA upon retirement prior to age 65 and an annual benefit of $875 to an HRA after age 65. This annual benefit will be reduced if the participant retires prior to age 60. This plan may be terminated at any time for both current employees and current retirees/participants with no obligation of benefit payout.

Retirement Allowance Plan. Mr. Naughton participates in a retirement allowance plan available to certain employees in Japan. Under this plan, the Company contributes 20% of Mr. Naughton’s annual base salary to the plan as a retirement allowance, and the retirement allowance is paid if the employee retires for any of a number of reasons. The rate of payment of the retirement allowance depends on the reason of retirement. In the case of retirement due to the Company’s policy or decision, the full amount of the retirement allowance will be paid. In the case of retirement for personal reasons, certain reduced rates apply; however, if the employee’s age at the time of retirement is 57 years or older, then the full amount of the base retirement allowance will be paid.

Termination / Severance Agreements. Each named executive officers has an employment agreement with the Company, pursuant to which they are entitled to certain severance benefits in the event of termination of employment. A detailed summary of the terms of these agreements is provided on pages 66–68 of this Proxy Statement.

In November 2011, the Board approved a policy providing that new hires will receive CiC severance benefits, if at all, in accordance with local market practice, as opposed to all officers receiving the same CiC severance benefits by reason of being an officer. Any such CiC would be a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination or diminution of duties within a designated period following a CiC. The “change-in-control” definition contained in the 1997 Plan is predicated on actual consummation of a corporate transaction, such as a merger, rather than upon stockholder approval of the transaction. This avoids an

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inadvertent “early trigger” of any CiC provisions should the transaction fail to close. No executive officer employed today has an agreement that provides CiC severance benefits.

We do not provide tax gross-up protection for CiC excise taxes (i.e., U.S. taxes under Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”) applied to change-in-control payments that exceed certain amounts under Section 280G) to our named executive officers.

Executive Compensation Responsibilities

Role of the LDCC

The LDCC annually reviews our named executive officers’ pay levels and target incentive opportunities versus the competitive market and considers information provided by (i) the consultants regarding trends, (ii) input from the Executive Vice President, Human Resources and Sustainability, (iii) the CEO’s recommendations as to compensation for our named executive officers (other than himself), and (iv) other relevant factors as discussed above in the “Compensation Philosophy” section.

Role of the Independent LDCC Consultant

The LDCC regularly engages an independent advisor, who reports directly to the LDCC. The independent advisor attends routine meetings of the LDCC and provides independent perspective and advice to the LDCC on various aspects of the Company’s total compensation system and the market environment in which the Company operates. Additional information regarding the role of the LDCC’s advisor, Meridian (which replaced FW Cook during 2021), is found later in this CD&A in the “2021 Executive Compensation Decisions” section.

Role of the Management Consultant

Management periodically solicits the advice of external compensation consultants to ensure that the Company’s compensation program is competitive with compensation programs offered by the companies in its peer group and companies in the markets in which the named executive officers are located. In setting the compensation at the beginning of 2021, Willis Towers Watson assisted management with reviewing the Company’s compensation program for executives, as described in more detail below.

Role of the Chief Executive Officer

Our CEO regularly participates in the meetings of the LDCC. The CEO and Executive Vice President, Human Resources and Sustainability work together to develop a recommendation to present to the LDCC with respect to compensation packages for each of our named executive officers, other than the CEO. As a result, our CEO generally has a significant influence on the compensation paid to the other named executive officers. In addition, the LDCC has delegated the authority for the determination of certain grants to employees other than executive officers under our long-term incentive plan to the CEO, subject to established grant limits. The LDCC regularly holds executive sessions, excusing the CEO from the meeting, to discuss matters related to the CEO’s compensation.

Policies and Practices that Govern Executive Compensation at Autoliv

Stock Ownership Guidelines. Effective January 1, 2013, and as amended and restated in December 2015, the Company adopted stock ownership guidelines for its executive officers. Pursuant to these guidelines, each executive officer is expected to accumulate and hold shares of Company common stock having a value at least equal to (i) 2x his annual base salary, in the case of the CEO, and (ii) 1x annual base salary, in the case of each executive other than the CEO. Executives are expected to make continuous progress toward their respective ownership requirements. Until the executive has satisfied the stock ownership guidelines, he or she will be required to retain 75% of the net shares received upon settlement of restricted stock units granted on or after January 1, 2013. For purposes of these stock ownership guidelines, “net shares” are those shares held by the executive after deducting any shares withheld by the Company or sold by the executive for the sole purpose of satisfying the executive’s tax liabilities and related fees, if any, related to the settlement event.

Policy Against Hedging, Short-Selling and Pledging. Any employee or non-employee director holding Autoliv securities is prohibited from engaging in hedging, short-selling, or pledging.

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Compensation Recoupment Policy. Our Board is authorized to recoup earned incentive compensation in the event of a material restatement of the Company’s financial results due to fraud, intentional misconduct, negligence, or dereliction of duties by the executive officer. It is also authorized to recoup equity compensation in the event an executive is found acting in a manner that is harmful to the interests of the Company such as a violation of Company policy.

During 2021, the LDCC reviewed and approved changes to our Compensation Recoupment Policy, including an expansion of the definition of “harmful conduct” which now includes:

■	Conduct that would constitute “cause” as defined in LTI grant agreements

■	Any violation of the Company’s code of conduct, insider trading policy, or other published policies

■	Egregious misconduct including, but not limited to, fraud, criminal activities, falsification of Company records, theft, violent acts or threats of violence, or a violation of law, unethical conduct or inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to legal liability

■	The commission of act or omission that causes an executive officer or senior manager or the Company to be in violation of federal or state securities laws or rules

■	Any misconduct, negligence, or dereliction of duty by an executive officer or senior manager that caused or contributed to the need for the restatement or material adjustment of any financial performance measure upon which the payment or his or her non-equity incentive compensation and/or vesting of his or her LTI awards are or were based.

Additionally, the LDCC’s options to demand reimbursement of both short-term and long-term incentives have been expanded and the language used in the policy has been aligned with currently existing internal practices and current market standards.

Compensation Risk Assessment

The LDCC annually considers potential risks when reviewing and approving our compensation program. We have designed our compensation program, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our compensation program for executive officers:

■	A Balanced Mix of Compensation Components – The target compensation-mix for our executive officers is composed of base salary, annual cash incentives, long-term equity incentives and retirement/pension provisions, representing a mix that is not overly weighted toward short-term cash incentives.

■	Long-term Incentives – Our long-term incentives are equity-based and generally have a three-year vesting schedule to complement our annual cash-based incentives. Due to the difficulties in setting long-term targets following the uncertainties of the Covid-19 pandemic, the Company introduced one-year performance periods in the 2021 LTI program.

■	In 2019, the Company increased the weight for PSUs to 75% and reduced the weight for RSUs to 25% for all executive and senior management roles. In 2021, the Company increased the weight of PSUs to 100% for the CEO, while the other named executive officers’ allocation remained the same.

■	Performance Factors – Our group-common incentive compensation plans normally use Company-wide goals. Annual cash incentives for participants in 2021 are based on Operating Income and Cash Conversion performance. PSUs for the program introduced in 2021 are based on the Company’s Order Intake Ratio and EPS Growth.

■	Capped Incentive Awards – Annual incentive awards are capped at 200% of target.

■	Stock Ownership Guidelines – Our guidelines call for meaningful share ownership, which aligns the interests of our executive officers with the long-term interests of our stockholders.

■	Compensation Recoupment Policy – Our Board is authorized to recoup earned incentive compensation in the event of a material restatement of the Company’s financial results due to fraud, intentional misconduct, negligence, or dereliction of duties by the executive officer.

Additionally, the LDCC annually considers an assessment of compensation-related risks including an inventory of incentive arrangements below the executive level. Based on this assessment, the LDCC concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on Autoliv. In making this determination,

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the LDCC reviewed the key design elements of our compensation program in relation to industry “best practices” as presented by the LDCC’s independent compensation consultant, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the Board of Directors.

Starting in 2019, to mitigate potential compensation-related risk, the Company began requiring double-trigger acceleration of unvested equity in the event of a covered termination following a change in control, instead of the previous single-trigger acceleration.

2021 Executive Compensation Decisions

The Process

The total compensation of our named executive officers is reviewed annually. The LDCC considers changes in the compensation levels after it reviews the relevant peer group or local market data (per position). The LDCC uses this information as one input in its decision-making process. In addition to market data, the LDCC also reviews the Company’s financial performance, the named executive officers’ individual performance, input from the EVP Human Resources & Sustainability, and the recommendations of the CEO with respect to the compensation packages for the named executive officers other than himself. The LDCC reviews, provides feedback, and approves the final recommendations for the compensation of our named executive officers.

The LDCC reviewed and decided on the 2021 compensation for our executives during its meetings held in December 2020. The review was supported by the comprehensive analysis and market review prepared by Willis Towers Watson.

The Advisors

Throughout the decision-making process for 2021 compensation, which included the LDCC’s December 2020 meeting, the LDCC engaged FW Cook who, at the time, reported directly to the LDCC. During 2021, the LDCC replaced FW Cook with another independent compensation consultant, Meridian, that attended most of the LDCC’s meetings and provided input for each meeting following the assignment, including:

(i)	independent perspective and advice to the LDCC on various aspects of the Company’s total compensation system;
(ii)	information about the market environments in which the Company operates, including guidance regarding compensation trends, compensation levels and compensation mix within the market;

(iii)	the regulatory developments in executive and director compensation;

(iv)	recommendations regarding program design and structure; and

(v)	recommendations regarding compensation levels and mix for our executive officers and Board members.

FW Cook and Meridian did not provide any additional services to the Company other than those described herein.

In 2020, the Company engaged Willis Towers Watson to assist in setting the compensation for 2021. At the direction of management, Willis Towers Watson was assigned specific tasks related to the compensation of our senior executive officers, including: (i) review of peer group and pay changes in the 2020 employment market, (ii) compilation of peer groups for our named executive officers, and (iii) compensation analysis for the LDCC.

The Peer Groups

In line with the principles of our compensation philosophy applicable as of December 2020 for the compensation review of our named executive officers, the LDCC reviewed the most current compensation data available in selected markets, including market data from Sweden and the U.S. Willis Towers Watson used its proprietary non-disclosed compensation database to assess local market compensation levels for executive roles operating within the general, automotive, and manufacturing industries. Such market assessments are based on our named executive officers’ roles, characteristics, and responsibilities including job function, reporting level, and other organizational financial and organizational scope measures, including revenue responsibility, employees, and geographical responsibility. The market data contained information regarding the assessed level of base salary, total cash compensation, total direct compensation, and total compensation.

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Swedish Peer Group

Messrs. Bratt and Westin. In considering 2021 compensation for our named executive officers based in Sweden, the LDCC reviewed, among other factors, market data (base salary, total target cash compensation, total direct compensation, and total compensation) from a peer group consisting of large-cap Swedish companies that have global industrial operations of substantial size in major manufacturing markets of North America, Europe, and Asia (the “Swedish Peer Group”) headquartered in Sweden and with executives based in Sweden with Swedish employment conditions. The Swedish Peer Group used by the LDCC in connection with its review of 2021 compensation consisted of the following companies:

AB Volvo	Electrolux	Skanska
Alfa Laval	Ericsson	SKF
Assa Abloy	Sandvik	SSAB
Atlas Copco	Scania	Stora Enso

The Swedish Peer Group for 2021 compensation review as compared to 2020 remained the same.

U.S. Peer Group

Mr. Fox. In considering 2021 compensation for our named executive officer based in the U.S., the LDCC reviewed, among other factors, market data (base salary, total target cash compensation, total direct compensation, and total compensation) from a peer group consisting of U.S. companies that were selected based on market capitalization, total revenue, and number of employees.

The LDCC updated our U.S. Peer Group before the 2021 compensation review following a comprehensive review of companies based on data availability, relevancy, and size. Three companies (ZF TRW Automotive Holdings. Corp., Oshkosh Corp., and Faurecia) from the 2020 U.S. Peer Group were removed from the 2021 peer group as data was unavailable to Willis Towers Watson.

The following is the U.S. Peer Group used by the LDCC to review 2021 compensation.

Adient Plc	Denso Corporation	Stanley Black&Decker Inc.
BorgWarner Inc.	Johnson Controls International PLC	Terex Corporation
Continental AG	Lear Corporation	The Timken Company
Cooper-Standard Holdings	Navistar International Corp.	Trinity Industries Inc.
Dana Inc.	SPX Corporation	Yazaki Corporation

Compensation Benchmarking for Divisional Presidents Not Based in Sweden or the USA

Mr. Oldorff and Mrs. Cheng. In considering 2021 compensation for Mr. Oldorff and Mrs. Cheng, the LDCC considered information provided by Willis Towers Watson about German and China executive pay levels in general industry survey data.

Mr. Naughton was not included in the LDCC’s compensation review for 2021 since he was recently appointed to his role as President, Asia in November 2020, and compensation for 2021 was established at that time based on benchmark data for similarly-situated executives in Japan.

Decisions for 2021 Compensation

The following section of this CD&A focuses on the decisions linked to compensation paid to our named executive officers for 2021.

The LDCC reviews the compensation for the executives taking into consideration current market position and internal, external, and personal factors, including, but not limited to, the experience, performance, retention risk, and advancement potential. Although the market analysis provides additional input for compensation decisions, the

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Company is aware that the limited number of peer companies in Sweden and potential changes to peer groups based on data availability may result in inconsistencies in a year-over-year analysis.

Mikael Bratt. As compared to 2020, Mr. Bratt’s:

■	base salary increased by 10.0% (in Swedish Kronor);

■	target non-equity incentive level (as% of base salary) was increased from 50% to 55% with the associated maximum multiplier remaining unchanged;

■	approved grant value for stock incentive program participation was adjusted from 65% of base salary to a fixed amount of SEK 7,000,000, which represented an approximate increase of 7.7% at the time of the 2021 grant; and

■	retirement plan contribution level (as% of base salary) was increased from 44% to 46%.

Fredrik Westin. As compared to 2020, Mr. Westin’s:

■	base salary increased by 2.5% (in Swedish Kronor);
■	target non-equity incentive level (as% of base salary) and the associated cap remained unchanged;
■	approved grant value for stock incentive program participation remained unchanged (in USD); and retirement plan contributions level (as % of base salary) remained unchanged.

Frithjof Oldorff. As compared to 2020, Mr. Oldorff’s:

■	base salary increased by 2.5% (in Euros);
■	target non-equity incentive level (as% of base salary) and the associated cap remained unchanged;
■	approved grant value for stock incentive program participation was increased from USD 200,000 to USD 250,000; and retirement plan contributions level (as% of base salary) remained unchanged.

Kevin Fox. As compared to 2020, Mr. Fox’s:

■	base salary and executive allowance increased by 3% (in USD);
■	target non-equity incentive level (as% of base salary) and the associated cap remained unchanged;
■	approved grant value for stock incentive program participation was USD 200,000 as approved during his assignment to the role in 2020; and
■	retirement plan contributions level remained unchanged.

Jennifer Cheng. As compared to 2020, Mrs. Cheng’s:

■	base salary increased by 10% (in CNY);
■	target non-equity incentive level (as% of base salary) and the associated cap remained unchanged; and
■	approved grant value for stock incentive program participation remained unchanged (in USD)

As described above, the LDCC did not include Mr. Naughton in its 2021 compensation review. Mr. Naughton signed an employment agreement with the Company on October 1, 2020, in connection with his appointment as President, Asia, effective November 1, 2020 and his compensation was set in connection with his appointment.

2021 Additional Benefits

The Company’s executive compensation program also includes certain retirement / pension benefits (see page 61 of this Proxy Statement) and certain other items of compensation, such as a company car. The LDCC believes these benefits are appropriate for each of our named executive officers.

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Additional 2021 and 2022 Compensation Decisions

Mrs. Cheng’s Retirement Agreement and Consulting Agreement

The Company and Mrs. Cheng entered into a retirement agreement, which provided that Mrs. Cheng would be entitled to her 2021 STI award based on actual performance. In addition, in connection with her retirement, Mrs. Cheng was eligible for acceleration of vesting of her outstanding RSUs and her PSUs will remain outstanding until their original vesting dates and then vest, if at all, in accordance with actual levels of performance. Due to local regulations in China, the Company agreed to cancel her PSUs on their original vesting dates and provide cash payments to Mrs. Cheng in settlement of the vested PSUs, if any, on the respective vesting dates in February 2022, 2023, and 2024. Mrs. Cheng will only be entitled to such payments to the extent that the PSUs vest, in whole or in part, based on actual performance.

On November 17, 2021, the Company and Mrs. Cheng entered into a consulting agreement, pursuant to which Mrs. Cheng agreed to serve as a Senior Advisor to the Company on a full-time basis from November 28, 2021 until December 31, 2021, and one day per week on average during 2022. For the initial period in 2021, Mrs. Cheng’s compensation was CNY 300,000 per month. For 2022, Mrs. Cheng’s compensation is CNY 90,000 per month plus CNY 20,000 for any additional service day that may be agreed on between the Company and Mrs. Cheng.

Results of Say-on-Pay

At our 2021 annual meeting of stockholders held on May 12, 2021, approximately 81.7% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 18.0% voted against (with approximately 0.3% abstaining). In considering the results of this most recent advisory vote on executive compensation, the LDCC concluded that the stockholder vote continues to reflect favorable stockholder support of the compensation paid to our named executive officers and the compensation philosophy and objectives of the Company.

At the annual meeting of stockholders on May 9, 2017, our stockholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executives, which will occur at the 2023 annual meeting.

Key Practices of 2022 Compensation Program

■	Autoliv’s non-equity incentive program for 2022 continues to be based 50% on the Company’s Adjusted Operating Income and 50% on the Company’s Adjusted Cash Conversion.
■	Similar to 2021, our named executive officers and certain other senior officers received 75% of their 2022 LTI grant value in PSUs and 25% in RSUs, except for the CEO who received his 2022 LTI grant 100% as PSUs.
■	The 2022 PSUs were granted in three approximately equal tranches (Tranche A, Tranche B, and Tranche C), with separate performance criteria for each tranche associated with full calendar years 2022, 2023 and 2024, respectively. Each tranche vests on or about the third anniversary of the grant date (during Q1 2025), subject to the named executive officer’s continued employment. An example of the 2022 PSUs is given below:

Total # of PSUs granted			300 shares
Tranche A	100 shares	Based on targets set in February 2022 for the full calendar year 2022	Vesting in Q1 2025
Tranche B	100 shares	Based on targets set in February 2023 for the full calendar year 2023	Vesting in Q1 2025
Tranche C	100 shares	Based on targets set in February 2024 for the full calendar year 2024	Vesting in Q1 2025

■	60% of the 2022 PSUs may be earned based on achievement of goals related to the Company’s Earnings Per Share (EPS) in USD, 25% may be earned based on achievement of goals related to the Company’s Organic Sales Growth in relation to global light vehicle production growth (in %), and 15% may be earned based on achievement of goals related to the Company’s Greenhouse Gas Emissions (in tons).

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Currencies for Executive Compensation

The Company generally sets cash-based compensation (including for all our named executive officers) in the local currency of the country of service with limited exceptions. Accordingly, the Company set compensation in Swedish kronor (“SEK”) for Messrs. Bratt and Westin, in U.S. dollars (“USD”) for Mr. Fox, in Euros (“EUR”) for Mr. Oldorff, in Japanese Yen (“JPY”) for Mr. Naughton, and in Chinese Yuan (“CNY”) for Mrs. Cheng, except for the annual target grant value of the LTI awards for which the compensation is set in USD for all our named executive officers.

For historic numbers, we have converted the compensation paid in prior years by the same exchange rate we applied for 2021 compensation to facilitate comparison. While the historic amounts paid do not change, amounts reflecting historic figures in this Proxy Statement may differ significantly from disclosure in previous years due to fluctuations in exchange rates. We also note that the exchange rate prevailing at the time of the LDCC’s review of compensation may vary significantly from the exchange rates prevailing at the time this Proxy Statement is prepared. As a result, the year-to-year percentage changes in compensation reviewed and approved by the LDCC may differ significantly from the percentage changes in compensation presented in this Proxy Statement due to fluctuations in exchange rates.

Summary Compensation Table(1)

The following table shows information concerning the annual compensation for services provided by our named executive officers in the fiscal years ended December 31 in the periods 2019, 2020 and 2021.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $(2)(3)	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	TOTAL ($)
Mikael Bratt President and CEO	2021	1,260,104(6)	—	280,599	1,110,497	—	586,648	3,237,849
	2020	1,080,310	—	663,616	552,871	—	517,052	2,813,849
	2019	1,073,139	—	550,035	391,847	—	440,060	2,455,082
Fredrik Westin(8) Executive Vice President and Chief Financial Officer	2021	623,363	—	125,031	465,652	—	244,264	1,458,309
	2020	476,390	110,574	628,629	228,059	—	186,102	1,629,755

Frithjof Oldorff(8)	2021	617,660	—	125,031	461,392	—	66,474	1,270,557
President, Europe	2020	572,475	—	199,928	271,168	—	71,286	1,114,857
Colin Naughton(8)	2021	434,125	—	99,989	324,289	—	281,006	1,139,409
President, Asia
Kevin Fox(8)	2021	463,500(7)	—	99,989	346,235	189,100	138,164	1,236,988
President, Americas
Jennifer Cheng(8)	2021	559,326(9)	—	99,989	417,414	—	95,606	1,172,335
Former President, China
(1)	The amounts contained in the table were paid in SEK, USD, EUR, JPY and CNY. All amounts have been converted to U.S. dollars using the following exchange rates: 1 USD = 9.0437 SEK = 0.8843 EUR = 115.175 JPY = 6.375 CNY. Amounts are rounded to the nearest whole number and, as a result of such rounding, the amounts reflected in the “Total” column may differ slightly from the sum of amounts set forth in each individual column.
(2)	The numbers reflect the aggregate grant-date fair value of the RSUs granted in each respective year and the PSUs granted in each respective year, calculated in accordance with FASB Topic 718. The fair value of the RSUs and PSUs granted in 2019, 2020 and 2021 was calculated based on the closing price per share of stock on the grant date. The grant date fair value of the PSUs was computed by multiplying (i) the target number of PSUs awarded to each named executive officer, which was the assumed probable outcome as of the grant date, by (ii) the grant date fair value per share

Autoliv	57	2022 Proxy Statement

used for financial reporting purposes. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of the PSU and RSU awards (as applicable) would have been as follows: (i) 2019: Mr. Bratt, $962,759; (ii) 2020: Mr. Bratt, $1,161,328; Mr. Westin, $784,904; Mr. Oldorff, $349,893; (iii) 2021: Mr. Bratt, $561,198 ; Mr. Westin, $187,547; Mr. Oldorff, $187,547; Mr. Naughton, $149,983; Mr. Fox, $149,983; and Mrs. Cheng, $149,983.

(3)	Consistent with the accounting rules, PSUs granted in 2021 are accounted for one-third per year due to the use of three one-year goals (set annually). The PSUs granted in 2021 (referred to herein as the 2021 PSU (Tranche A), the 2021 PSU (Tranche B), and the 2021 PSU (Tranche C)) are comprised of three one-year performance periods with goals related to Order Intake Ratio (30%) and EPS (70%). The performance goals for 2021 PSU (Tranche B) and 2021 PSU (Tranche C) were not established at the date of grant in 2021 and, as a result, for accounting purposes, 2021 PSU (Tranche B) and 2021 PSU (Tranche C) are not considered granted until the respective performance goals are established. Accordingly, the grant date fair value of the 2021 PSU (Tranche A) is reported in the Stock Awards column for 2021, but the grant date fair value of the 2021 PSU (Tranche B) and the 2021 PSU (Tranche C) will not be reported in the Stock Awards column until 2022 and 2023, respectively.
(4)	Change in Pension Value as used for accounting purposes according to U.S. GAAP.
(5)	The following table reflects the items that are included in the All Other Compensation column for 2021.

2021 All Other Compensation
Name	Perquisites $(a)	Company Contributions to Defined Contribution Plans $(b)	Tax Payment $(c)	Vacation Supplement $(d)	Other allowances/ payments $(e)	Severance $	TOTAL $
Mikael Bratt	18,297	559,505	—	8,846	—	—	586,648
Fredrik Westin	19,022	218,177	—	7,065	—	—	244,264
Frithjof Oldorff	4,707	61,766	—	—	—	—	66,474
Colin Naughton	150,091	86,824	44,090	—	—	—	281,006
Kevin Fox	113,142	22,503	1,511	—	1,008	—	138,164
Jennifer Cheng	95,606	—	—	—	—	—	95,606

a.	For Mr. Bratt, reflects the value of a company car, including operating costs, and company-paid healthcare benefits. For Mr. Westin, reflects the value of a company car, including operating costs, and company-paid healthcare benefits. For Mr. Oldorff, reflects the value of a company car, including operating costs. For Mr. Naughton, reflects housing and utilities benefit of $124,406, the value of a company car, including operating costs, club membership fee, and company-paid healthcare benefits. For Mr. Fox, reflects an auto allowance of $25,200, company-provided housing of $62,244, tax return support, fuel and company-paid healthcare benefits. For Mrs. Cheng, reflects the value of a company car, including operating costs and driver of $34,552, housing benefit of $56,471, festival benefit, professional insurance, and mobile phone expenses. For all perquisites, the value reported reflects the aggregate incremental cost to the Company of providing the benefit. The Company determined the cost of the company car based on the value of the lease payment/amortization or car allowance paid, as applicable.
b.	Reflects for Messrs. Bratt and Westin contributions to the named executive officer’s defined contribution plans in Sweden. Reflects for Mr. Oldorff contributions to his defined contribution plan in Germany. Reflects for Mr. Naughton contribution to his retirement plan allowance in Japan. Reflects for Mr. Fox matching contributions to the U.S. 401(k) plan and matching contributions to the Autoliv North America Non-Qualified Retirement Plan.
c.	Per the terms of his employment agreement, Mr. Naughton is entitled to a tax gross-up on his temporary housing and utilities benefit. The amount reported reflects Mr. Naughton’s tax gross-up payments on the 2021 housing benefit in Japan. Per the terms of his previous international assignment agreement, Mr. Fox was entitled to tax equalization and tax return support during his assignment to Brazil. The amount reported reflects Mr. Fox’s tax gross-up payment on the tax reconciliation payment and the tax return support fee, both for year 2020.
d.	Reflects for Messrs. Bratt and Westin the vacation supplement required by Swedish labor law.
e.	Per the terms of his previous international assignment agreement, Mr. Fox was entitled to tax equalization during his previous assignment to Brazil. The amount reported reflects a reconciliation payment from the 2020 final reconciliation of his tax equalization. This amount is net, and the corresponding gross-up is included in the tax payment column.
(6)	Includes payment in lieu of unused vacation days for Mr. Bratt $43,787.
(7)	Includes Mr. Fox’s executive allowance, $154,500.
(8)	Messrs. Westin and Oldorff were not named executive officers in 2019. Messrs. Naughton and Fox, and Mrs. Cheng were not named executive officers in either 2019 or 2020.
(9)	Includes consulting fees paid for her services as a senior advisor between November 28, 2021 and December 31, 2021.

Autoliv	58	2022 Proxy Statement

2021 Grants of Plan-Based Awards Table(1)

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2021.

		Estimated Possible Payouts under non-equity Incentive Plan Awards			Estimated Possible Payouts under equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (#)	Grant date Fair Value of Stock Awards ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
	02/18/2021	—	—	—	—	3,115	6,320	—	280,599
Mikael Bratt	02/18/2021	—	—	—	—	—	—	—	—
		—	668,974	1,337,948	—	—	—	—	—
	02/18/2021	—	—	—	—	694	1,388	—	62,516
Fredrik Westin	02/18/2021	—	—	—	—	—	—	694	62,516
			280,513	561,026	—	—	—	—	—
	02/18/2021	—	—	—	—	694	1,388	—	62,516
Frithjof Oldorff	02/18/2021	—	—	—	—	—	—	694	62,516
		—	277,947	555,894	—	—	—	—	—
	02/18/2021	—	—	—	—	555	1,110	—	49,994
Colin Naughton	02/18/2021	—	—	—	—	—	—	555	49,994
		—	195,355	390,710	—	—	—	—	—
	02/18/2021	—	—	—	—	555	1,110	—	49,994
Kevin Fox	02/18/2021	—	—	—	—	—	—	555	49,994
		—	208,575	417,150	—	—	—	—	—
	02/18/2021	—	—	—	—	555	1,110	—	49,994
Jennifer Cheng	02/18/2021	—	—	—	—	—	—	555	49,994
		—	251,454	502,909	—	—	—	—	—

(1)	The numbers reflect the aggregate grant date fair value of the RSUs and PSUs calculated with the actual share price on the day of grant. Each of the named executive officers received his or her RSUs and PSUs in February 2021.
(2)	Reflects the 2021 PSU (Tranche A). See footnote (3) to the Summary Compensation Table for a description of the PSU program.

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Outstanding Equity Awards at 2021 Fiscal Year-End

A summary of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2021 is provided below.

		Option Awards(1)				Stock Awards(1)
								Equity Incentive
								Plan	Equity
								Awards:	Incentive
								Number of	Plan Awards:
						Number	Market	Unearned	Market or
			Number of			of Shares	Value of	Shares,	Payout Value
			Securities			or Units of	Shares or	Units or	of Unearned
		Awards	Underlying			Stock That	Units of	Other Rights	Shares, Units
		linked	Unexercised	Option	Option	Have Not	Stock That	That Have	or Other Rights
	Grant	to which	Options (#)	Exercise	Expiration	Vested	Have Not	Not Vested	That Have Not
Name	Year	company	Exercisable	Price ($)	Date ($)	(#)(2)	Vested ($)(3)	(#)(2	Vested ($)(3)
Mikael Bratt	2021	Autoliv	—	—	—	2,476	256,043	6,350(4)	656,654
	2020	Autoliv	—	—	—	2,228	230,397	6,686(5)	691,399
	2019	Autoliv	—	—	—	9,163(6)	947,546
Fredrik Westin	2021	Autoliv	—	—	—	1,258	130,090	1,413(4)	146,118
	2020	Autoliv	—	—	—	5,027	519,842	2,364(5)	244,461
Frithjof Oldorff	2021	Autoliv	—	—	—	1,258	130,090	1,413(4)	146,118
	2020	Autoliv	—	—	—	671	69,388	2,014(5)	208,268
	2019	Autoliv	—	—	—	1,011	104,548	—	—
Colin Naughton	2021	Autoliv	—	—	—	1,006	104,030	1,131(4)	116,957
	2020	Autoliv	—	—	—	265	27,404	797(5)	82,418
	2019	Autoliv	—	—	—	1,035(6)	107,029
		Autoliv	506	$80.40	02/16/2025	—	—	—	—
	2015
		Veoneer	1,189	$34.25	02/16/2025	—	—	—	—
		Autoliv	605	$67.29	02/19/2024	—	—	—	—
	2014
		Veoneer	1,421	$28.67	02/19/2024	—	—	—	—
		Autoliv	852	$49.07	02/19/2023	—	—	—	—
	2013
		Veoneer	2,000	$20.91	02/19/2023	—	—	—	—
		Autoliv	676	$47.52	02/22/2022	—	—	—	—
	2012
		Veoneer	1,588	$20.25	02/22/2022	—	—	—	—
Kevin Fox	2021	Autoliv	—	—	—	1,006	104,030	1,131(4)	116,957
	2020	Autoliv	—	—	—	182	18,821	546(5)	56,462
	2019	Autoliv	—	—	—	710(6)	73,421
		Autoliv	200	$80.40	02/16/2025	—	—	—	—
	2015
		Veoneer	471	$34.25	02/16/2025	—	—	—	—
Jennifer Cheng(7)	2021	Autoliv	—	—	—	441	45,604	1,131(4)	116,957
	2020	Autoliv	—	—	—	—	—	2,014(5)	208,268
	2019	Autoliv	—	—	—	2,650(6)	274,037

(1)	The above plan awards were granted on February 22, 2012, February 19, 2013, February 19, 2014, February 16, 2015, February 18, 2019, February 19, 2020 and February 18, 2021 respectively. All options granted are for 10-year terms with an exercise price equal to the fair market value (as defined in the 1997 Plan) per share on the date of grant and become exercisable after one year of continued employment following the grant date. RSUs and PSUs generally cliff vest after three years.
(2)	For all RSU and PSU grants, the numbers reflect both the number of RSUs and PSUs originally granted and the additional RSUs and PSUs accrued through dividend equivalent rights through December 31, 2021.
(3)	The closing price on the NYSE for our common stock on December 31, 2021, the last trading day of the year, was $103.41.

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(4)	Reflects 2021 PSUs, Tranche B and Tranche C, which may be earned based on the Company’s Order Intake Ratio (30%) and EPS (70%) for three separate one-year performance periods for each of calendar years 2022 and 2023. The number of PSUs reflected in the table assumes performance at the target performance level for both metrics for each of Tranche B and C.
(5)	Reflects the 2020 PSUs, which may be earned based on the Company’s Order Intake Ratio (30%) and EPS Growth in relation to Light Vehicle Production Growth (70%) over a performance period commencing January 1, 2020 and concluding December 31, 2022. The number of PSUs reflected in the table assumes performance at the target performance level for both metrics.
(6)	Includes the 2019 PSUs, which were earned based on the Company’s Order Intake Ratio (35%) and EPS in relation to Light Vehicle Production Growth (65%) over a performance period commencing on January 1, 2019 and concluding December 31, 2021. The number of PSUs included in the table is based on the actual level of performance of both metrics.
(7)	According to plan rules, Mrs. Cheng’s outstanding RSU grants were accelerated on her qualifying retirement. As described above, Mrs. Cheng’s outstanding PSU grants will remain outstanding until the respective vesting dates, at which time they will be forfeited and a cash payment in lieu of the final value will be made.

Option Exercises and Stock Vested During 2021

The following table summarizes for each of our named executive officers the RSUs that vested and stock options that were exercised during the year ended December 31, 2021.

		Option Awards		Stock Awards
Name		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mikael Bratt	Autoliv	—	—	1,968	185,523
	Veoneer	—	—	4,363	129,712
Fredrik Westin	Autoliv	—	—	2,080	192,296
Frithjof Oldorff	Autoliv	—	—	2,992	262,698
Colin Naughton	Autoliv	188	7,409	288	27,150
	Veoneer	—	—	638	18,968
Kevin Fox	Autoliv	—	—	114	10,747
	Veoneer	—	—	253	7,521
Jennifer Cheng	Autoliv	—	—	3,229(3)	308,432

(1)	The value realized upon exercise of stock options reflects the difference between the price of a share of our common stock on the date of exercise and the exercise price of the stock option.
(2)	The value realized on vesting of RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock and the Veoneer Inc. common stock respectively, on the vesting date multiplied by the number of RSUs vested.
(3)	For Mrs. Cheng, includes the RSUs accelerated on her retirement on November 27, 2021.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officer in the year ended December 31, 2021. Of our named executive officers, only Mr. Fox participates in a defined benefit plan.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(1)	Payments during Last Fiscal Year ($)
Kevin Fox	Autoliv ASP, Inc. Pension Plan Autoliv ASP, Inc. Excess Pension Plan	25 25	765,400 129,700	— —

(1)	The actuarial present value of the accumulated plan benefit is based on the accrued benefit in each plan as of December 31, 2021, using the plan’s benefit formula and actual earnings and service through December 31, 2021. The calculation is based on the same assumptions used for financial

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reporting purposes under generally accepted accounting principles with the following exceptions: (a) Mr. Fox was assumed to retire on his normal retirement date of 65, (b) Mr. Fox was assumed to elect a lump sum payment in both plans, payable on August 1, 2032 and (c) no pre-retirement decrements (withdrawal, retirement, disability, or death) were assumed.

Key assumptions used to calculate the defined benefit value as of December 31, 2021 are as follows: (i) discount rate of 2.77%, (ii) lump sum interest rates of 4.33% for the first five years, 3.53% for the next 15 years, and 3.46% thereafter, and (iii) solely for determination of the projected lump sum amounts, the estimated future applicable mortality rates is based on future 417(e) rates based on actual 417(e) tables through 2022 projected forward using MP-2021.

U.S. Pension Plan. During 2021, Mr. Fox participated in the Autoliv ASP, Inc. Pension Plan (which we refer to as the “Pension Plan”). The Pension Plan is a funded, defined benefit pension plan that provides benefits for the Company’s U.S. employees hired prior to January 1, 2004, who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the Pension Plan (assuming attainment of age 65, the retirement age specified by the plan, and an election to receive payments in the form of a life annuity), is determined in accordance with a formula that takes into account the following factors: the highest average of any consecutive five calendar years of pensionable earnings during the last ten years of employment (“average final earnings”), and the number of years of benefit service. The retirement benefit for Mr. Fox under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

■	1.0% of average final earnings times years of benefit service prior to 12/31/2005, plus
■	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service prior to 12/31/2005, plus
■	0.7% of average final earnings times years of benefit service on or after 1/1/2006, plus
■	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service on or after 1/1/2006.

For purposes of this formula, “earnings” in a given year means the participant’s gross annual compensation, excluding amounts credited or paid under the key employees stock option and performance unit plan, long-term incentive plans, excluded allowances, severance pay and reimbursement for employment-related expenses, but including bonuses and incentive pay which is not, and has not been, subject to deferred income taxation under the U.S. Internal Revenue Code. “Covered Compensation” means the average of the Social Security taxable wage bases during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age. Pension Plan benefits will begin when a participant reaches normal retirement age, defined as age 65. Benefits can commence immediately upon termination if the participant is vested after five years of vesting service, but if benefits are commenced prior to age 60, the benefit will be lower than at normal retirement age. Disability retirement is offered under the Pension Plan to participants who have at least 15 years of vesting service, are eligible to receive Social Security Disability benefits, become totally and permanently disabled while employed, and are not eligible to participate in long-term disability insurance.

Benefits under the Pension Plan are payable in the form of a lump sum or annuity, as selected by the participant. Participants in the Pension Plan will be 100% vested in their plan benefit after five years of vesting service or if they reach age 65 while employed by Autoliv. Mr. Fox is fully vested in his Pension Plan benefits. Early retirement benefits are available to participants who terminate and are age 55 or older and vested with at least five years of service. Mr. Fox becomes eligible for early retirement July 17, 2022. If a participant chooses to receive benefits prior to age 65, the benefit is reduced based on the following table.

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Early Retirement Benefits
	Percentage of a normal Retirement Benefit
Retirement Age	Accrued Prior to 1/1/2006	Accrued After 1/1/2006
64	97.5%	93%
63	95.0%	86%
62	92.5%	79%
61	87.5%	72%
60	82.5%	65%
59	77.5%	60%
58	72.5%	55%
57	67.5%	50%
56	62.5%	45%
55	57.5%	40%

Excess Pension Plan. Mr. Fox also participated in the Autoliv ASP, Inc. Excess Pension Plan (which we refer to as the “Excess Pension Plan”). The Excess Pension Plan is an unfunded, nonqualified defined benefit retirement plan, pursuant to which participating U.S. employees are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan. Benefits payable under the Excess Pension Plan are calculated without regard to the limitations imposed by the U.S. Internal Revenue Code on the amount of compensation that may be considered under the Pension Plan. The purpose of the Excess Pension Plan is to supplement the benefits payable under the Pension Plan.

The benefit payable under the Excess Pension Plan is equal to the excess, if any, of (i) the monthly benefit that would be payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, computed without regard to applicable U.S. Internal Revenue Code limitations, and computed as if amounts deferred under a bonus or incentive compensation plan had been counted as “earnings” under the Pension Plan), over (ii) the amount of monthly benefit payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, as limited by the U.S. Internal Revenue Code and the terms of the Pension Plan. Benefits under the Excess Pension Plan will be payable in a single lump sum on the first pay date of the seventh month following the month in which the executive retires or otherwise separates from service. Mr. Fox is fully vested in his benefits in the Excess Pension Plan.

Both the U.S. Pension Plan and the Excess Pension Plan froze future benefits accruals after December 31, 2021.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the Autoliv North America Non-Qualified Retirement Plan (which we refer to as the Non-Qualified Retirement Plan), as well as Mr. Naughton’s retirement allowance. Mr. Fox is the only named executive officers that participates in the Non-Qualified Retirement Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Kevin Fox	$46,303.21	$17,286.59	$11,632.36	—	$154,056.91
Colin Naughton	—	$ 86,824	—	—	$ 101,295

(1)	Mr. Fox’s contributions to the Non-Qualified Retirement Plan are included in the amount reported as “Salary” in the Summary Compensation table for fiscal year 2021. Mr. Naughton does not make any contributions towards his retirement plan allowance.

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(2)	The Company’s matching contributions to the Non-Qualified Retirement Plan and its contributions to Mr. Naughton’s retirement plan allowance are included in the “All Other Compensation” in the Summary Compensation table for Messrs. Fox and Naughton, respectively, for fiscal year 2021.
(3)	Aggregate earnings are not includable in the Summary Compensation Table because such earnings are not above-market or preferential interest rates.
(4)	Includes amounts previously reported in the Summary Compensation Table, in the previous years when earned if that executive officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and Company matching contributions.

Non-Qualified Retirement Plan. Pursuant to the Non-Qualified Retirement Plan, participants may elect to defer a stated percentage of their base salary for each plan year, as determined by the administrative committee of the plan; provided, however, the amount deferred may not exceed 25% of a participant’s base salary. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options and the rate of return determined by the administrative committee of the plan.

Participants are eligible to receive matching contributions equal to 80% of their deferred amounts. For plan years ending on or before December 31, 2008, deferred amounts in excess of 12% of the participant’s compensation were not eligible for matching contributions. For plan years beginning on or after January 1, 2009, deferred amounts in excess of 7% of the participant’s compensation are not eligible for matching contributions. Participants are always 100% vested in their deferred amounts and earnings thereon; provided, however, matching contributions and earnings thereon in a participant’s account are subject to forfeiture if the participant is determined by the Board to have stolen Company assets, violated the Company’s Standards of Business Conduct and Ethics or disclosed confidential business or technical information of the Company to unauthorized third parties.

Participants may elect to receive distributions from their accounts on the first day of the seventh month following the occurrence of any one of the following distribution events as designated by the participant: (i) separation from service,

(ii) death, (iii) attainment of normal retirement age (65), or (iv) attainment of early retirement age (age 55 and at least five years of service with the Company). Amounts will be distributed in one of the following forms, as selected by the participant: (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii) 120 approximately equal monthly installments.

Mr. Naughton’s Retirement Allowance Plan. Mr. Naughton participates in a retirement allowance plan available to certain employees in Japan. Under this plan, the Company contributes 20% of Mr. Naughton’s annual base salary to the plan as a retirement allowance, and the retirement allowance is paid if the employee retires for any of a number of reasons. The rate of payment of the retirement allowance depends on the reason of retirement. In the case of retirement due to the Company’s policy or decision, the full amount of the retirement allowance will be paid. In the case of retirement for personal reasons, certain reduced rates apply; however, if the employee’s age at the time of retirement is 57 years or older, then the full amount of the base retirement allowance will be paid.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/ or provide benefits to our named executive officers in the event of termination of employment or a change in control. The paragraphs below summarize the material terms of such agreements with our named executive officers.

Employment Agreements. The Company is party to an employment agreement with each of Messrs. Bratt, Westin, Oldorff, Naughton, and Fox (the “employment agreements”). Mrs. Cheng retired from her employment with the Company on November 27, 2021 and the Company and Mrs. Cheng are parties to a consulting agreement through 2022.

The employment agreements obligate the Company to provide 12 (Mr. Bratt) or 6 (all others) months’ notice of termination of employment for each of the named executive officers unless the employment is terminated for “cause,” in which case termination would be effective immediately. In addition to notice of termination, the named executive officers are eligible for certain severance payments or end-of-service benefits. Each of the named executive officers must provide the Company with 12 (Mr. Bratt) or 6 (all others) months’ notice of resignation.

Except as provided below, following the executive’s termination of employment, each of the named executive officers are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply if the Company terminates the named executive officer’s employment for any reason other than for “Cause”, or the named executive officer resigns for “Good Reason”. In consideration for such noncompetition covenant, the Company

Autoliv	64	2022 Proxy Statement

is obligated to make up to 12 monthly payments equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment, if any. The aggregate monthly payments are limited to a maximum of 60% of the gross salary earned as of the date of his employment termination, and the Company will cease making payments once such aggregate amount has been reached. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

In addition to receiving full base salary and benefits during the requisite notice period, if the Company terminates the employment involuntarily other than for Cause or if the executive resigns for Good Reason, then the executive would be entitled to a lump sum severance payment equal to one and one-half times his then-current base salary.

Our named executive officers may generally terminate their employment with Good Reason or without Good Reason. “Good Reason” shall generally mean; (1) the assignment of any duties inconsistent with the executives status as an executive officer of the Company or a substantial adverse alteration in the nature or status of responsibilities other than any such alteration primarily attributable to the fact that the Company may no longer be a public company; or (2) a reduction by the Company in the Executive’s annual base salary; or (3) the relocation of the Executive’s principal place of employment; or (4) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation on a timely basis; or (5) the failure by the Company to continue in effect any compensation plan in which the Executive participates on the Effective Date which is material to the Executive’s total compensation; or (6) the failure by any successor to the business of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform the employment agreement in the same manner.

The Company may generally terminate our named executive officers’ employment with or without Cause. “Cause” for termination by the Company of the Executive’s employment shall mean; (1) willful and continued failure by the executive to substantially perform the duties; or (2) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

Equity Awards. Pursuant to the 1997 Plan and subsequent grant agreements until 2019, upon the occurrence of a change in control, any outstanding RSUs held by the executive would fully vest and the PSUs will vest at the target level. Pursuant to the agreements evidencing awards granted under the 1997 Plan, upon the executive’s death or retirement, any outstanding RSUs held by the executive would become fully vested and the PSUs will remain outstanding and may be earned, in whole, in part, or not at all, following the conclusion of the performance period to the extent that the performance objectives are attained. Upon an executive’s termination of employment, absent a change in control, any outstanding options, RSUs and PSUs that would vest during the applicable notice period, if any, would become fully vested. For awards granted in 2021, a change of control acceleration only occurs if the surviving entity does not assume or otherwise equitably convert or substitute the unvested equity in connection with the change in control. If the surviving company does assume or otherwise equitably convert or substitute the unvested equity, then the awards become fully vested only if the executive’s employment is terminated without cause or he resigns for good reason within two years following the change in control event.

Estimated Payments to Named Executive Officers upon Termination of Employment under Various Circumstances or a Change in Control. The following tables set forth the estimated value of the payments and benefits described above to each of Messrs. Bratt, Westin, Oldorff, Naughton, and Fox upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering events occurred on December 31, 2021. For the calculations, the 2021 defined contribution payment for each named executive officer has been used. The amounts contained in the table would be paid in Swedish Kronor, Euros, JPY or USD. All amounts have been converted to USD using the following exchange rate: 1 USD = 9.0437 SEK = 0.8843 EUR = 115.175 JPY. In addition to the estimated payments and benefits in the tables, the Company would in each case reimburse the executive officer for accrued but unused vacation, if any, in accordance with the respectively applicable local legislation and Company policy.

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Mikael Bratt
Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(7)	Death or Retirement ($)
Lump sum cash severance payment	—	1,824,474	—	—	1,824,474	—
Continuing salary/annual incentive payments during requisite notice period	1,216,316	1,216,316	—	—	1,216,316	—
Salary differential payments in consideration for noncompetition with the Company(1)	729,790	—	729,790	—	—	—
Continuing health, welfare and retirement benefits(2)	561,810	561,810	—	—	561,810	—
Vesting of equity(3)	947,546(4)	947,546(5)	—	—	2,782,143	2,782,143(6)
Company car(8)	15,992	15,992	—	—	15,992	—
Total	3,471,454	4,566,139	729,790	—	6,400,736	2,782,143

Fredrik Westin
Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(7)	Death or Retirement ($)
Lump sum cash severance payment	—	935,044	—	—	935,044	—
Continuing salary/annual incentive payments during requisite notice period	311,681	311,681	—	—	311,681	—
Salary differential payments in consideration for noncompetition with the Company(1)	374,018	—	374,018	—	—	—
Continuing health, welfare and retirement benefits(2)	110,681	110,681	—	—	110,681	—
Vesting of equity(3)	219,229(4)	219,229(5)	—	—	1,040,615	1,040,615(6)
Company car(8)	7,918	7,918	—	—	7,918	—
Total	1,023,528	1,584,554	374,018	—	2,405,940	1,040,615

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Frithjof Oldorff
Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(7)	Death or Retirement ($)
Lump sum cash severance payment	—	926,490	—	—	926,490	—
Continuing salary/annual incentive payments during requisite notice period	308,830	308,830	—	—	308,830	—
Salary differential payments in consideration for noncompetition with the Company(1)	370,596	—	370,596	—	—	—
Continuing health, welfare and retirement benefits(2)	30,883	30,883	—	—	30,883	—
Vesting of equity(3)	0	0	—	—	658,515	658,515(6)
Company car(8)	2,354	2,354	—	—	2,354	—
Total	712,663	1,268,557	370,596	—	1,927,072	658,515

Colin Naughton
Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(7)	Death or Retirement ($)
Lump sum cash severance payment	—	651,188	—	—	651,188	—
Continuing salary/annual incentive payments during requisite notice period	217,063	217,063	—	—	217,063	—
Salary differential payments in consideration for noncompetition with the Company(1)	260,475	—	260,475	—	—	—
Continuing health, welfare and retirement benefits(2)	132,506	132,506	—	—	132,506	—
Vesting of equity(3)	107,029(4)	107,029(5)	—	—	437,838	437,838(6)
Company car(8)	7,997	7,997	—	—	7,997	—
Total	725,070	1,115,783	260,475	—	1,446,592	437,838

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Kevin Fox
Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(7)	Death or Retirement ($)
Lump sum cash severance payment	—	695,250	—	—	695,250	—
Continuing salary/annual incentive payments during requisite notice period	231,750	231,750	—	—	231,750	—
Salary differential payments in consideration for noncompetition with the Company(1)	278,100	—	278,100	—	—	—
Continuing health, welfare and retirement benefits(2)	22,778	23,466	—	—	23,466	—
Vesting of equity(3)	73,318(4)	73,318(5)	—	—	369,587	369,587(6)
Company car(8)	13,495	13,495	—	—	13,495	—
Total	619,440	1,037,278	278,100	—	1,333,547	369,587

The following footnotes apply to each of the tables above:

(1)	Reflects a monthly payment of 60% of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement.
(2)	Reflects the value of the benefits disclosed in footnote (4) to the Summary Compensation table (with the exception of amounts paid as vacation supplements or settlements) that the executive would be entitled to during the requisite notice period. The estimated values are determined based on the Company’s cost of providing such benefits during 2021.
(3)	Reflects the value of RSUs and PSUs that vest (in whole or in part) upon the designated event, based on the closing prices for our common stock on December 31, 2021 ($103.41), the last trading day of the year. None of the named executive officers held unvested options as of December 31, 2021. 2019 PSU and 2021 PSU Tranche A are valued based on actual performance. 2020 PSU and 2021 PSU Tranche B and C are valued based on target performance.
(4)	As discussed above, upon termination, the executive would be entitled to receive current compensation and benefits during the notice period, as applicable, including any equity awards that would vest during such period. However, per the terms of the RSU and PSU agreements, the RSUs and PSUs will not continue to vest if the executive has given notice of termination. Accordingly, the value of the equity awards upon a voluntary termination reflects only the value RSUs and PSUs granted in February 2019 that would otherwise vest in February 2022, which vesting date falls within the requisite notice period For Mr. Westin, reflects the 1/3 of his retention RSU award granted in March 2020 that is expected to vest in March 2022.
(5)	As discussed above, upon an involuntary termination, the executive would be entitled to receive his compensation and benefits during the notice period, as applicable, including any equity awards that would vest during such period. The value of the equity awards upon an involuntary termination reflects the value of the RSUs and PSUs that would vest during the applicable notice period following December 31, 2021.
(6)	The executive’s unvested RSUs and PSUs will become fully vested upon termination of employment by reason of death or retirement.
(7)	Qualifying termination after a change in control includes resignation for good reason, termination without cause or termination due to disability.
(8)	Reflects the value of the company car and operating costs during the requisite notice period. The estimated values are determined based on the Company’s cost of providing such benefits during 2021.

CEO Pay Ratio

The following ratio compares the annual total compensation of our median-paid employee with the annual total compensation of our CEO. The pay ratio included below is calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

After we identified a median paid employee in 2017 when the disclosing requirement was first introduced, we determined a new median paid employee for the year 2018 since we believed there was a significant change in the Company’s demographics following the spin-off of Veoneer. For each of 2018 and 2019, we used the same “median paid employee” as identified in 2018 as there were no significant changes that would have an impact on our employee population, demographics or compensation arrangements. In 2020, however, the identified “median paid employee”

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was on leave of absence and the compensation did not reflect a normal year salary. As permitted, we therefore selected the next employee identified in the 2018 review to serve as the “median paid employee”.

As required by Item 402(u) of Regulation S-K, we identified a new “median employee” for 2021.

The methodology, material assumptions, adjustments, and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our 2021 median employee were as follows:

1.	Our median employee identification date was October 31, 2021
2.	As of October 31, 2021, our total employee population consisted of 59,299 individuals working at our parent company and consolidated subsidiaries. Our employee population which we have used to identify our median employee, after taking into consideration the adjustments permitted by SEC rules, consisted of 59,265 individuals. All “Autoliv Employee” categories who were employed by Autoliv as of October 31, 2021, whose compensation were set by Autoliv and who were paid through Autoliv payroll, were included in the analysis (permanent, temporary and part-time). We based our analysis on the entire employee population (other than our CEO), as opposed to statistical sampling.
3.	Given the geographical distribution of our employee population and varying local requirements, we use a variety of pay elements that differ by country to structure the compensation arrangements of our employees. Consequently, for purposes of measuring compensation of our employees, we selected “Actual Gross Taxable Compensation Reported Through Payroll” (or “Actual Gross Taxable Compensation”) as the measure of compensation to identify the median employee.
4.	Given our multiple payroll systems, schedules and the differing fiscal years of our Company and its subsidiaries, we measured “Actual Gross Taxable Compensation” as the total of payment made during the 10-month period starting on January 1, 2021 and ending on October 31, 2021 (the “measurement period”).
5.	We did not annualize or calculate the full measurement period equivalent of “Actual Gross Taxable Compensation” compensation paid during the measurement period.
6.	As permitted by Item 402(u), we made cost-of-living (COL) adjustments to the compensation of all our employees in jurisdictions other than the jurisdiction in which our CEO resides to identify the median employee and used the same COL adjustment to determine the median employee’s annual total compensation. Because of the geographical distribution of our employee population, we believe that COL adjustments provide a more meaningful comparison of our CEO’s compensation to the actual value of the median employee’s compensation. In accordance with Item 402(u), we are providing the following additional disclosure related to the COL adjustments:

■	The median employee resided in China.
■	The COL adjustments were based on 2020 purchasing power parity conversation factors provided by World Bank, International Comparison Program database. 2021 conversion factors were not available at the time of our analysis.
■	We also identified who our median employee would have been had we not used any COL adjustments. Had we not used any COL adjustments, our median employee would have been an employee residing in Mexico with an annual total compensation of $13,579 for the compensation year 2021. For the purposes of this disclosure, this amount was converted from 279,723 MXN to U.S. dollars using the exchange rate 1 USD = 20.6 MXN on December 31, 2021. The ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our median employee identified without the effect of the COL adjustments would have been 280 to 1 using the 2021 compensation levels.
7.	In calculating the CEO Pay Ratio, we then identified and calculated the elements of such employee’s compensation for the fiscal year 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $24,477. The December 31, 2021 exchange rate used for the conversion to U.S. dollars was 1 USD = 6.375 CNY.

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	Year	Salary $	Bonus $	Stock Awards $	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $	All Other Compensation $	TOTAL ($)
CEO	2021	1,260,104	—	280,599	1,110,497	—	586,648	3,237,849
Median paid employee(1)	2021	20,563	—	—	3,222	—	692	24,477

(1)	The total amount includes shift and overtime compensation

To capture the compensation paid to Mr. Bratt for his services as our CEO, we have used the annual total compensation as disclosed in Summary Compensation Table of this Proxy Statement for the year 2021.

For fiscal year 2021:

■	The annual compensation of our median-paid employee (other than the CEO) was $24,477 and
■	the annual total compensation of the CEO was $3,237,849.

Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median-paid employee is 132 to 1.

Supplemental CEO Pay Ratio. If accounting rules did not provide that one-third of the PSU grant should be disclosed in each of the three performance years, Mr. Bratt’s annual total compensation as reported in the Summary Compensation table would have been $3,798,957. We are providing a supplemental ratio that compares the CEO’s regular annual pay, including the full grant value of his 2021 PSUs, to the pay of the median- paid employee as we believe that this supplemental ratio reflects a more representative comparison. The resulting supplemental CEO pay ratio is 155 to 1.

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PROPOSAL 2
Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Exchange Act, Autoliv stockholders are entitled to cast an advisory vote on the Company’s executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 43 of this Proxy Statement, our compensation system plays a significant role in the Company’s ability to attract, retain, and motivate management talent, which the Board believes is necessary for the Company’s long- term success. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 43 of this Proxy Statement and the tabular and other disclosures on compensation under 2021 Executive Compensation Decisions beginning on page 53 of this Proxy Statement, and cast a vote either to endorse or not endorse the Company’s compensation of its named executive officers through the following resolution:

“Resolved, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our stockholders and will consider the outcome of this vote in considering future compensation arrangements.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL.

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PROPOSAL 3
Ratification of Independent Registered Public Accounting Firm Appointment

The Audit and Risk Committee of the Board has appointed Ernst & Young AB (“EY”) as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022. The committee has been advised that EY has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit and Risk Committee, this appointment is being presented to the stockholders for ratification at the Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Restated Certificate of Incorporation or the By-Laws, the Audit and Risk Committee and management believe that such ratification is desirable. In determining whether to reappoint EY as our independent registered public accounting firm, the Audit and Risk Committee considered a number of factors, including, among others, the firm’s independence and objectivity, capability and expertise in handling the breadth and complexity of the Company’s global operations, historical and recent performance, communication and interaction with the Audit and Risk Committee and management, and the reasonableness of its fees for audit and non-audit services.

In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment at the Annual Meeting, the Audit and Risk Committee will consider that fact when it selects its independent registered public accounting firm for the following year.

Ernst & Young AB has been the independent registered public accounting firm for the Company since May 1997. EY has been the independent registered public accounting firm for Autoliv AB since 1984. Audit services provided to the Company by EY during 2020 consisted of the audit of the consolidated financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of EY will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement, if desired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

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Fees of the Independent Registered Public Accounting Firm (Dollars in millions)
Type of Fees	2021	2020
Audit Fees	$7.630	$6.891
Audit-Related Fees	$0.231	$0.245
Tax Fees	$0.141	$0.169
All Other Fees	$0.015	$0.015
Total	$8.017	$7.320
Percent of total that were Audit or Audit-Related	98.1%	97.5%
Calculated in accordance with Autoliv’s average exchange rates for 2021 or 2020, as applicable.

Audit Fees

Audit fees for the fiscal years ended December 31, 2021 and 2020 relate to professional services provided by EY for the audit of the Company’s annual financial statements for such years, including the audit of the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years. Audit fees also include fees associated with the statutory audits of various subsidiary financial statements and procedures related to comfort letters, consents and assistance with and review of documents filed with the SEC. Audit fees also include accounting and financial reporting consultations necessary to comply with the standards of the Public Company Accounting Oversight Board, including audit procedures related to acquisitions.

Audit-Related Fees

The Audit-Related Fees for the fiscal years ended December 31, 2021 and 2020 relate mainly to EY’s audits of benefit plans and other attestation services other than the audit of the Company’s consolidated financial statements and certain other accounting consultations.

Tax Fees

Tax Fees for the fiscal years ended December 31, 2021 and 2020 relate to professional services provided by EY for tax compliance and tax advice.

All Other Fees

All Other Fees for the fiscal years ended December 31, 2021 and 2020 mainly related to use of an EY online service and certain other permitted advisory services. EY billed no significant fees related to any other services for the fiscal years ended December 31, 2021 or 2020.

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Audit and Risk Committee Pre-Approval Policies

The Audit and Risk Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit and Risk Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit and Risk Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit and Risk Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit and Risk Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit and Risk Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the Chair of the Committee, and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit and Risk Committee has considered the audit, audit-related, tax, and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit and Risk Committee pre-approved all such services in 2021 and 2020.

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Discretionary Voting of Proxies on Other Matters

For business to be properly brought by a stockholder before an annual meeting of stockholders, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws. No such notices were received for the 2022 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy card confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing standards of the NYSE, see “How Your Shares Will Be Voted” on page 10 of this Proxy Statement.

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Other Matters

Delinquent Section 16(a) Reports

The members of the Board, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. [In 2021, Mr. Jarlegren filed one late Form 4 relating to a tax-sale for vesting RSUs.] Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2021, all other Section 16(a) filing requirements were complied with by all the Reporting Persons during and with respect to such year, with the exception of an Initial Report on Form 3 for Mr. Yih that was filed three days late as a result of a delay in obtaining EDGAR filing codes and a Report on Form 4 for Mr. Jarlegren for a sale of shares as a result of tax withholding that was filed three days late.

Stockholder Proposals for 2023 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2023 annual stockholders meeting must be received by us on or before November 25, 2022 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2023 annual stockholders meeting.

Proposals Pursuant to the By-Laws. Under the By-Laws, to bring any business before the stockholders at the 2023 annual stockholders meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than the close of business on February 9, 2023 and no later than the close of business on March 11, 2023.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, including the text of the proposed business and any resolutions proposed for consideration and any proposed amendment to the By-Laws and the reasons for conducting such business at the annual meeting, (b) a representation that the stockholder is a holder of record of the shares entitled to vote at the Annual Meeting of Stockholders and intends to appear in person or by proxy, (c) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (d) the class or series and number of shares of stock of the Company which are owned beneficially and of record by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, (e) any material interest of the stockholder in such business, and (f) a description of any agreement, arrangement or understanding with respect to such business between or among the stockholder any affiliates, associates or others acting in concert with the stockholder.

Nominations Pursuant to the By-Laws. Under the By-Laws, to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws.

By Order of the Board of Directors of Autoliv, Inc.:

Anthony Nellis

Executive Vice President, Legal Affairs;

General Counsel; and Secretary

March 23, 2022
Stockholm, Sweden

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Autoliv, Inc.

Mailing address: Box 70381, SE-107 24 Stockholm, Sweden

Visiting address: Klarabergsviadukten 70, Section B7, Stockholm, Sweden

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company website: www.autoliv.com

Investor relations: Sweden Tel: +46 8 587 206 27, U.S. Tel: +1 (248) 223 8107

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Annex A

Reconciliation of Non-U.S. GAAP Measures

The reconciliations for the non-U.S. GAAP measures discussed in the Compensation Discussion & Analysis section of this Proxy Statement are included below.

2019 - 2021 Performance Share Units Program (“PSUs”)
Performance Period: January 1, 2019 – December 31, 2021
Performance Criterion 2: Company Adjusted EPS Growth in relation to Light Vehicle Production Growth (in p.p., as 3-Year average during the performance period) – Weight: 65%
2018 Adjusted EPS – As Reported (in USD)	A	6.83
Additional Adjustments to 2018 Reported EPS to exclude the impact of discrete tax items (in USD)	B	(0.06)
2018 Adjusted EPS – After Additional Adjustments (in USD)	C = A+B	6.77
2019 Adjusted EPS – As Reported (in USD)	D	5.72
Additional Adjustments to 2019 Reported EPS to exclude the impact of discrete tax items and currency translations (in USD)	E	(0.14)
2019 Adjusted EPS – After Additional Adjustments (in USD)	F = D+E	5.58
2019 Adjusted EPS Growth (in %)	G = F vs. C	(17.6%)
2020 Adjusted EPS – As Reported (in USD)	H	3.15
Additional Adjustments to 2020 Reported EPS to exclude the impact of discrete tax items and currency translations (in USD)	I	(0.06)
2020 Adjusted EPS – After Additional Adjustments (in USD)	J = H+I	3.09
2020 Adjusted EPS Growth (in %)	K = J vs. F	(44.7%)
2021 Adjusted EPS – As Reported (in USD)	L	5.02
Additional Adjustments to 2021 Reported EPS to exclude the impact of discrete tax items and currency translations (in USD)	M	0.04
2021 Adjusted EPS – After Additional Adjustments (in USD)	N = L+M	5.06
2021 Adjusted EPS Growth (in %)	O = N vs. J	64.1%
3-Year Average Adjusted EPS Growth (in %)	P = (G+K+O) / 3	0.6%
2019 Light Vehicle Production Growth (in %)	R	(5.9%)
2020 Light Vehicle Production Growth (in %)	S	(16.8%)
2021 Light Vehicle Production Growth (in %)	T	2.6%
3-Year Average Light Vehicle Production Growth (in %)	U = (R+S+T) / 3	(6,7%)
3-Year Average Adjusted EPS Growth in relation to 3-Year Average Light Vehicle Production Growth (in p.p.)	P vs. U	+ 7.3 percentage points

2021 Non-Equity Incentive Program Performance Period: January 1, 2021 – December 31, 2021
Performance Criterion 1: Adjusted Operating Income – Weight: 50%
2021 Adjusted Operating Margin – As Reported (in MUSD)		683.1
Performance Criterion 2: Adjusted Cash Conversion – Weight: 50%
2021 Reported Cash Conversion (in %)	A	68.6%
Adjustments to 2021 Reported Cash Conversion to exclude costs for capacity alignment and antitrust related matters (in %)	B	7.7%
2021 Adjusted Cash Conversion – After Adjustments (in %)	C = A+B	76.3%

Autoliv	78	2022 Proxy Statement

01 - Mikael Bratt 04 - Hasse Johansson 07 - Frédéric Lissalde 02 - Laurie Brlas 05 - Leif Johansson 08 - Min Liu 03 - Jan Carlson 06 - Franz-Josef Kortüm 09 - Xiaozhi Liu For Withhold For Withhold For Withhold 1 U P X 10 - Martin Lundstedt 11 - Ted Senko Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03LFMA + + Proposals — The Board of Directors recommend a vote FOR all the A nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2022 Annual Meeting Proxy Card For Against Abstain 2. Advisory Vote on Autoliv, Inc.’s 2021 Executive Compensation. 3. Ratification of Ernst & Young AB as independent registered public accounting firm of the company for the fiscal year ending December 31, 2022. Online Go to www.envisionreports.com/ALV or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ALV Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ALV Notice of 2022 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 10, 2022 The undersigned hereby revokes all proxies and appoints Anthony Nellis and Fredrik Westin, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 10, 2022 at 2:00 p.m. Eastern Time both virtually via the internet at www.meetnow.global/MAUD2FN and in person at Royal Park Hotel, 600 E. University Drive, Rochester, MI 48307 and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting. In their discretion, Mr. Nellis and Mr. Westin are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting on Matters Not in Proxy Statement” in the Proxy Statement. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors and FOR the election of the nominees to the Board and FOR proposals 2 and 3. Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote. (Items to be voted appear on reverse side) Autoliv, Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/ALV The 2022 Annual Meeting of Stockholders of Autoliv, Inc. will be held on May 10, 2022 at 2:00pm ET, both virtually via the internet at www.meetnow.global/MAUD2FN and in person at Royal Park Hotel, 600 E. University Drive, Rochester, MI 48307. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. 2022 Annual Meeting Admission Ticket 2022 Annual Meeting of Autoliv, Inc. Stockholders